Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

BAY BANKS OF VIRGINIA, INC.

and

VIRGINIA BANCORP INC.

November 2, 2016

TABLE OF CONTENTS

ARTICLE I Certain Definitions		1

1.01.	Certain Definitions	1

ARTICLE II The Merger		7

2.01.	The Merger	7

2.02.	Effective Date and Effective Time	8

2.03.	Tax Consequences	8

2.04.	Appraisal Rights	8

ARTICLE III The Bank Merger		9

3.01.	The Bank Merger	9

3.02.	Effective Date and Effective Time	10

ARTICLE IV Consideration; Exchange Procedures		10

4.01.	Merger Consideration	10

4.02.	Rights as Shareholders; Stock Transfers	10

4.03.	Fractional Shares	10

4.04.	Exchange Procedures	11

4.05.	Withholding Rights	12

4.06.	Anti-Dilution Provisions	12

ARTICLE V Actions Pending the Effective Time		12

5.01.	Forbearances of Bay Banks and Virginia BanCorp	12

ARTICLE VI Representations and Warranties		16

6.01.	Disclosure Schedules	16

6.02.	Standard	16

6.03.	Representations and Warranties of Bay Banks	17

6.04	Representations and Warranties of Virginia BanCorp	20

i

ARTICLE VII Covenants		23

7.01	Reasonable Best Efforts	23

7.02	Shareholder Approvals	23

7.03	Registration Statement	24

7.04	Press Releases	25

7.05	Access; Information	25

7.06	Acquisition Proposals	26

7.07	Takeover Laws	27

7.08	Regulatory Applications	27

7.09	Indemnification	28

7.10	Benefit Plans	29

7.11	Notification of Certain Matters	31

7.12	Compliance with Laws	31

7.13	Retention Bonus Pool	31

ARTICLE VIII Conditions to Consummation of the Merger		31

8.01	Conditions to Each Party’s Obligation to Effect the Merger	31

8.02	Conditions to Obligation of Bay Banks	32

8.03	Conditions to Obligation of Virginia BanCorp	33

ARTICLE IX Termination		34

9.01	Termination	34

9.02	Effect of Termination and Abandonment	36

9.03	Fees and Expenses	36

ARTICLE X Miscellaneous		38

10.01	Survival	38

10.02	Waiver; Amendment	38

ii

10.03	Assignment	38

10.04	Counterparts; Execution by Electronic Means	38

10.05	Governing Law; Venue; Jury Trial Waiver	38

10.06	Expenses	39

10.07	Notices	39

10.08	Entire Understanding; No Third Party Beneficiaries	40

10.09	Severability	40

10.10	Disclosures	40

10.11	Interpretation; Effect	40

10.12	Publicity	41

iii

AGREEMENT AND PLAN OF MERGER, dated as of November 2, 2016 (this “Agreement”), by and between BAY BANKS OF VIRGINIA, INC. (“Bay Banks”) and VIRGINIA BANCORP INC. (“Virginia BanCorp”).

RECITALS

A. Bay Banks. Bay Banks is a Virginia corporation, having its principal place of business in Kilmarnock, Virginia.

B. Virginia BanCorp Inc. Virginia BanCorp is a Virginia corporation, having its principal place of business in Petersburg, Virginia.

C. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

D. Transaction. In accordance with the terms of this Agreement, Virginia BanCorp will merge with and into Bay Banks, and thereafter Virginia Commonwealth Bank will be merged with and into Bank of Lancaster, and the surviving bank will be a wholly owned subsidiary of Bay Banks.

E. Board Action. The respective Boards of Directors of each of Bay Banks and Virginia BanCorp have (i) determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) adopted a resolution approving this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

Certain Definitions

1.01. Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Agreement” has the meaning set forth in Section 9.03(a).

“Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Bay Banks or Virginia BanCorp or any of their Significant Subsidiaries or any proposal or offer to acquire equity interests representing 24.99% or more of the voting power of, or at least 24.99% of the assets or deposits of, Bay Banks or Virginia BanCorp or any of their Significant Subsidiaries, other than the transactions contemplated by this Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Bank Merger” has the meaning set forth in Section 3.01(a).

“Bank Merger Agreement” means the Agreement and Plan of Merger of Virginia Commonwealth Bank with and into Bank of Lancaster, attached as Exhibit B.

“Bank Merger Effective Date” has the meaning set forth in Section 3.02.

“Bank of Lancaster” means Bank of Lancaster, a commercial bank chartered under the laws of Virginia and a wholly owned direct subsidiary of Bay Banks.

“Bay Banks” has the meaning set forth in the preamble to this Agreement.

“Bay Banks Board” means the Board of Directors of Bay Banks.

“Bay Banks Bylaws”means the Bylaws of Bay Banks, as amended.

“Bay Banks Certificate” means the Articles of Incorporation of Bay Banks, as amended.

“Bay Banks Common Stock” means the common stock, par value $5.00 per share, of Bay Banks.

“Bay Banks Directors” has the meaning set forth in Section 2.01(d).

“Bay Banks Disclosure Schedule” has the meaning set forth in Section 6.01.

“Bay Banks Financial Statements” has the meaning set forth in Section 6.03(i).

“Bay Banks Meeting” has the meaning set forth in Section 7.02(a).

“Bay Banks Stock Options” has the meaning set forth in Section 5.01(b).

“BHC Act” has the meaning set forth in Section 6.03(b).

“Book-Entry Shares” has the meaning set forth in Section 4.04(a).

“Code” has the meaning set forth in the recitals.

“Compensation and Benefit Plans” means all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee, current or former consultant or current or former director participates or to which any such employees, consultants or directors are a party.

“Confidentiality Agreement” means that certain confidentiality agreement between Bay Banks and Virginia BanCorp dated July 11, 2016.

“Disclosure Schedules” has the meaning set forth in Section 6.01.

“Dissenting Shares” has the meaning set forth in Section 2.04.

“DOL” has the meaning set forth in Section (i)(iii) of Exhibit C to this Agreement.

“Effective Date” has the meaning set forth in Section 2.02.

“Effective Time” means the effective time of the Merger, as provided for in Section 2.02.

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section (i)(iv) of Exhibit C to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means Continental Stock Transfer and Trust.

“Exchange Fund” has the meaning set forth in Section 4.04(a).

“Exchange Ratio” has the meaning set forth in Section 4.01.

“FDIC” has the meaning set forth in Section 6.03(d).

“Fee” has the meaning set forth in Section 9.03(a).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Indemnified Party” has the meaning set forth in Section 7.09(a).

“Insurance Amount” has the meaning set forth in Section 7.09(a).

“Intellectual Property” has the meaning set forth in Section (v) of Exhibit C to the Agreement.

“IRS” has the meaning set forth in Section (g)(ii) of Exhibit C to this Agreement.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Loans” has the meaning set forth in Section (u) of Exhibit C to this Agreement.

“Material Adverse Effect” means, with respect to Virginia BanCorp or Bay Banks, any event, change, effect, development, state of facts, condition, circumstances or occurrence that, individually or in the aggregate, (i) is material and adverse to the financial position, results of operations or business of Virginia BanCorp and its Subsidiaries taken as a whole or Bay Banks and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Virginia BanCorp or Bay Banks to perform its respective obligations under this Agreement or seeks to enjoin the consummation of the Merger and the other transactions contemplated by this Agreement; provided, that Material Adverse Effect shall not include the impact of (a) changes in tax, banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities except to the extent that such changes have a disproportionate impact on Virginia BanCorp or Bay Banks, as the case may be, relative to the overall effects on the banking industry, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, except to the extent that such changes have a disproportionate impact on Virginia BanCorp or Bay Banks, as the case may be, relative to the overall effects on the banking industry, (c) changes in economic conditions affecting financial institutions generally, including changes in market interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets except to the extent that such changes have a disproportionate impact on Virginia BanCorp or Bay Banks, as the case may be, relative to the overall effects on the banking industry, (d) any modifications or changes to valuation policies and practices in connection with the Merger in accordance with GAAP, (e) actions and omissions of Virginia BanCorp or Bay Banks taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, (f) any outbreak or escalation of hostilities or war (whether or not declared) or any act of terrorism, or any earthquakes, hurricanes, tornados or other natural disasters, (g) failure of Virginia BanCorp or Bay Banks to meet any internal financial forecasts or any earnings projections (whether made by Virginia BanCorp or Bay Banks or any other Person), (h) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, or (i) the effects of compliance with this Agreement on the operating performance of the parties, including, expenses incurred by the parties in consummating the transactions contemplated by this Agreement.

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” has the meaning set forth in Section 4.01.

“New Certificate” has the meaning set forth in Section 4.04(a).

“Old Certificate” has the meaning set forth in Section 4.04(a).

“PBGC” has the meaning set forth in Section (i)(iii) of Exhibit C to this Agreement.

“Pension Plan” has the meaning set forth in Section (i)(ii) of Exhibit C to this Agreement.

“Person” means any individual, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

“Plan of Merger” means the Plan of Merger in the form hereof attached as Exhibit A.

“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule.

“Property Lease” has the meaning set forth in Section (q) of Exhibit C to this Agreement.

“Proxy Statement” has the meaning set forth in Section 7.03(a).

“Registration Statement” has the meaning set forth in Section 7.03(a).

“Regulatory Authority” and “Regulatory Authorities” have the meaning set forth in Section (f)(i) of Exhibit C to this Agreement.

“Regulatory Communication” has the meaning set forth in Section 7.08(a).

“Rights” means, with respect to any Person, securities, agreements, plans (including any employee stock purchase plans, dividend reinvestment plans or other equity plans) or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means any registration statement, prospectus, report, schedule and definitive proxy statement and other documents filed with or furnished to the SEC since December 31, 2013 by Bay Banks pursuant to the Securities Act or Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Significant Subsidiary” has the meaning ascribed to it in Rule 1-02(w) of Regulation S-X of the SEC.

“Subsidiary” has the meaning ascribed to it in Rule 1-02(x) of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 9.01(h)(iii).

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Takeover Laws” has the meaning set forth in Section 7.07.

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

“Tax Return” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“Virginia BanCorp” has the meaning set forth in the preamble to this Agreement.

“Virginia BanCorp Board” means the Board of Directors of Virginia BanCorp.

“Virginia BanCorp Bylaws” means the Bylaws of Virginia BanCorp, as amended.

“Virginia BanCorp Certificate” means the Articles of Incorporation of Virginia BanCorp, as amended.

“Virginia BanCorp Common Stock” means the common stock, no par value, of Virginia BanCorp.

“Virginia BanCorp Directors” has the meaning set forth in Section 2.01(d).

“Virginia BanCorp Disclosure Schedule” has the meaning set forth in Section 6.01.

“Virginia BanCorp ESOP” has the meaning set forth in Section 7.10(e).

“Virginia BanCorp 401(k) Plan” has the meaning set forth in Section 7.10(e).

“Virginia BanCorp Financial Statements” has the meaning set forth in Section 6.04(i).

“Virginia BanCorp Meeting” has the meaning set forth in Section 7.02(b).

“Virginia Commonwealth Bank” means Virginia Commonwealth Bank, a commercial bank chartered under the laws of Virginia and a wholly owned subsidiary of Virginia BanCorp.

“VSCA” means the Virginia Stock Corporation Act, as amended.

“VSCC” means the State Corporation Commission of the Commonwealth of Virginia.

ARTICLE II

The Merger

2.01. The Merger.

(a) Subject to the terms and conditions hereinafter set forth, including the Plan of Merger substantially in the form attached as Exhibit A, at the Effective Time Virginia BanCorp shall merge with and into Bay Banks (the “Merger”). The separate corporate existence of Virginia BanCorp shall cease and Bay Banks shall survive and continue to exist as a Virginia corporation. Bay Banks, as the surviving corporation in the Merger, is sometimes referred to herein as the “Surviving Corporation”. Bay Banks and Virginia BanCorp may at any time prior to the Effective Time change the method of effecting the combination of Bay Banks and Virginia BanCorp (including, without limitation, the provisions of this Article II) if and to the extent they deem such change to be necessary, appropriate or desirable; provided, that no such change shall (i) alter or change the amount or kind of Merger Consideration, (ii) adversely affect the tax-free treatment of the Merger to Virginia BanCorp’s shareholders as a result of receiving the Merger Consideration, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

(b) Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Merger shall become effective upon (i) the filing with the VSCC articles of merger in accordance with Section 13.1-720 of the VSCA, and the issuance by the VSCC of a certificate of merger relating to the Merger, or (ii) such later date and time as may be set forth in such articles of merger. The Merger shall have the effects prescribed in the VSCA.

(c) The Bay Banks Certificate and the Bay Banks Bylaws, as in effect immediately prior to the Effective Time, as the Bay Banks Bylaws are proposed to be amended as set forth in Section 2.01(d) of the Bay Banks Disclosure Schedule, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

(d) On or prior to the Effective Time, the Bay Banks Board shall cause the number of directors that will comprise the full Bay Banks Board at the Effective Time to be fixed at ten (10), consisting of (i) the five (5) Bay Banks directors named in Section 2.01(d) of the Bay Banks Disclosure Schedule (the “Bay Banks Directors”), and (ii) the five (5) Virginia BanCorp directors named in Section 2.01(d) of the Virginia BanCorp Disclosure Schedule (the “Virginia BanCorp Directors”). No other directors of Bay Banks or Virginia BanCorp shall be designated to serve on the Bay Banks Board at the Effective Time. The Bay Banks Directors and

Virginia BanCorp Directors will be split among the three classes of directors to serve staggered terms as set forth on Section 2.01(d) of the Disclosure Schedules. Provided that each Virginia BanCorp Director continues to meet the standards for directors of Bay Banks, Bay Banks shall nominate each Virginia BanCorp Director for reelection to the Bay Banks Board at the first annual meeting of the shareholders of Bay Banks following the Effective Time, and Bay Banks’s proxy materials with respect to such annual meeting shall include the recommendation of the Bay Banks Board that its shareholders vote to reelect each Virginia BanCorp Director to the same extent as recommendations are made with respect to other directors on the Bay Banks Board. On or prior to the Effective Time, Bay Banks will amend Article III, Sections 2 and 3 of its Bylaws as described in Section 2.01(d) of the Bay Banks Disclosure Schedule.

(e) At and after the Effective Time, C. Frank Scott, III shall serve as Chairman of the Bay Banks Board and Randal R. Greene shall serve as its Vice Chairman, President and Chief Executive Officer.

2.02. Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the parties shall cause the effective date of the Merger (the “Effective Date”) to occur on either (i) the fifth business day after the last of the conditions set forth in Article VIII has been satisfied or waived in accordance with the terms of this Agreement, other than those conditions that by their nature are to be satisfied at the closing of the Merger (or, at the election of the parties to this Agreement, on the last business day of the month in which such fifth business day occurs), or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the “Effective Time.”

2.03. Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

2.04. Appraisal Rights. Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, each share of Virginia BanCorp Common Stock which is issued and outstanding immediately prior to the Effective Time and which is owned by a shareholder who (i) shall not have voted or caused or permitted any of his shares to be voted in favor of the Merger, and (ii) pursuant to Section 13.1-729 et seq. of the VSCA, duly and validly exercises and perfects his, her or its appraisal rights with respect to his, her or its shares of Virginia BanCorp Common Stock, respectively (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but, instead, the holder thereof, with respect to such Dissenting Shares, shall be entitled to payment in cash from Bay Banks of the appraised value of the Dissenting Shares in accordance with the provisions of the VSCA. If any such holder shall have failed to duly and validly exercise or perfect or shall have effectively withdrawn or lost such appraisal rights, each share of Virginia BanCorp Common Stock of such holder as to which appraisal rights were not duly and validly exercised or perfected, or were effectively withdrawn or lost, shall not be deemed a Dissenting Share and shall automatically be converted into and shall thereafter be exchangeable only for the right to receive the Merger

Consideration as provided in this Agreement. Virginia BanCorp will provide prompt notice to Bay Banks of any written demands received by it for appraisal of shares of Virginia BanCorp Common Stock, respectively, attempted withdrawals of such demands and any other instruments served on and received by them pursuant to the VSCA, and the opportunity to participate in and direct all negotiations and proceedings with respect to any demands for appraisal under the VSCA. Virginia BanCorp shall not, except with the prior written consent of Bay Banks, make any payment with respect to any demands for appraisal, settle or offer to settle any such demands, or approve any withdrawal of any such demands.

ARTICLE III

The Bank Merger

3.01. The Bank Merger.

(a) After the Effective Time, Virginia Commonwealth Bank, a wholly owned subsidiary of Virginia BanCorp, shall merge with and into Bank of Lancaster, a wholly owned subsidiary of Bay Banks (the “Bank Merger”), pursuant to the terms and conditions of the Bank Merger Agreement substantially in the form attached as Exhibit B. The separate existence of Virginia Commonwealth Bank shall cease and Bank of Lancaster shall survive and continue to exist as a banking corporation chartered under the laws of Virginia. At the time that the Bank Merger is effective, Bank of Lancaster will change its name to Virginia Commonwealth Bank. It is the intention of the parties that the Bank Merger should not adversely affect the ability of the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or materially impede or delay consummation of the Merger.

(b) Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Bank Merger shall become effective upon (i) the filing with the VSCC articles of merger in accordance with Section 13.1-720 of the VSCA, and the issuance by the VSCC of a certificate of merger relating to the Bank Merger, or (ii) such later date and time as may be set forth in such articles of merger. The Bank Merger shall have the effects prescribed in the VSCA.

(c) On or before the Bank Merger Effective Date, (i) Bank of Lancaster shall amend Article V of its Articles of Incorporation and take such other action as may be necessary to cause directors of Bank of Lancaster to be elected as a single class at each annual meeting of shareholders, (ii) Bank of Lancaster shall amend its Bylaws as described in Section 3.01(c) of the Bay Banks Disclosure Schedule and (iii) subject to the satisfaction of all legal and governance requirements regarding service as a director of Bank of Lancaster, Bay Banks, as the sole shareholder of Bank of Lancaster, shall nominate and elect each individual who is a director of Virginia Commonwealth Bank as of the Effective Time to become a director of Bank of Lancaster to serve until the 2018 annual meeting of shareholders of Bank of Lancaster.

(d) On and after the Bank Merger Effective Date, Richard A. Farmer, III shall serve as Chairman of the Board of Directors of Bank of Lancaster, Randal R. Greene shall serve as its Vice Chairman and Chief Executive Officer and C. Frank Scott, III shall serve as its President.

3.02. Effective Date and Effective Time. The Bank Merger shall not be a condition to the consummation of the Merger. The parties shall use reasonable efforts to cause the effective date of the Bank Merger (the “Bank Merger Effective Date”) to occur on or as soon as reasonably practicable after the Effective Date or such later date to which the parties may agree in writing.

ARTICLE IV

Consideration; Exchange Procedures

4.01. Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person and subject to the limitations set forth in this Agreement, each issued and outstanding share of Virginia BanCorp Common Stock shall be converted into 1.178 shares of Bay Banks Common Stock (the “Exchange Ratio”). The shares of Bay Banks Common Stock to be issued to holders of Virginia BanCorp Common Stock under this Section 4.01, plus cash in lieu of any fractional shares pursuant to Section 4.03, are referred to as the “Merger Consideration.”

4.02. Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Virginia BanCorp Common Stock shall cease to be, and shall have no rights as, shareholders of Virginia BanCorp, other than to receive the Merger Consideration and any dividend or other distribution with respect to such Virginia BanCorp Common Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article IV. After the Effective Time, there shall be no transfers on the stock transfer books of Virginia BanCorp or the Surviving Corporation of shares of Virginia BanCorp Common Stock.

4.03. Fractional Shares. Bay Banks shall issue cash in lieu of fractional shares to holders of Virginia BanCorp Common Stock. Bay Banks will pay the value of such fractional shares in cash determined by multiplying such fraction by the average of the closing prices of Bay Banks Common Stock quoted on the OTC Markets Group’s OTC Pink Market for the twenty (20) trading days ending on and including the day preceding the Effective Date.

4.04. Exchange Procedures.

(a) At or prior to the Effective Time, Bay Banks shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates formerly representing shares of Virginia BanCorp Common Stock (“Old Certificates”) and holders of non-certificated shares of Virginia BanCorp Common Stock (“Book-Entry Shares”), for exchange in accordance with this Article IV, (i) certificates representing shares of Bay Banks Common Stock or non-certificated shares of Bay Banks Common Stock (collectively, “New Certificates”) and (ii) an amount of cash necessary for payments required by Section 4.03 (the “Exchange Fund”). The Exchange Fund will be distributed in accordance with the Exchange Agent’s normal and customary procedures established in connection with merger transactions.

(b) As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Old Certificates or Book-Entry Shares a letter of transmittal (which shall specify that no Person shall have the right to receive the Merger Consideration until they deliver the Old Certificates or Book-Entry Shares, or a lost stock affidavit and indemnity in form reasonably satisfactory to the Exchange Agent, to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates or Book-Entry Shares in exchange for the New Certificates that the holders of the Old Certificates or Book-Entry Shares are entitled to receive pursuant to Article IV and any cash in lieu of fractional shares. Upon proper surrender of an Old Certificate or Book-Entry Shares (or delivery of a lost stock affidavit and indemnity) for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor (i) a New Certificate representing that number of whole shares of Bay Banks Common Stock that such holder has the right to receive pursuant to Article IV and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificates or Book-Entry Shares surrendered pursuant to the provisions of this Article IV and the Old Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled.

(c) Neither the Exchange Agent nor any party hereto shall be liable to any former holder of Virginia BanCorp Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d) No dividends or other distributions with respect to Bay Banks Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate or Book-Entry Shares representing shares of Virginia BanCorp Common Stock converted in the Merger into the right to receive shares of such Bay Banks Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 4.04. After becoming so entitled in accordance with this Section 4.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Bay Banks Common Stock such holder had the right to receive upon surrender of the Old Certificates or Book-Entry Shares.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Virginia BanCorp on the business day after the one-year anniversary of the Effective Date shall be paid to Bay Banks. Any shareholders of Virginia BanCorp who have not theretofore complied with this Article IV shall thereafter look only to Bay Banks for payment of the Merger Consideration and unpaid dividends and distributions on Bay Banks Common Stock deliverable in respect of each share of Virginia BanCorp Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

4.05. Withholding Rights. Bay Banks or the Exchange Agent, as the case may be, will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority by or on behalf of Bay Banks or the Exchange Agent, as the case may be, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Bay Banks or the Exchange Agent, as the case may be.

4.06. Anti-Dilution Provisions. In the event Bay Banks changes (or establishes a record date for changing) the number of shares of common stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, reorganization, recapitalization or similar transaction with respect to the outstanding Bay Banks Common Stock or establishes a record date prior to the Effective Time with respect to any dividend or other distribution in respect of the Bay Banks Common Stock other than a cash dividend consistent with past practice, Bay Banks shall adjust the Merger Consideration proportionately to provide the holders of Virginia BanCorp Common Stock the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE V

Actions Pending the Effective Time

5.01. Forbearances of Bay Banks and Virginia BanCorp. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or Previously Disclosed, without the prior written consent of the other (which consent shall not be unreasonably withheld, delayed or conditioned), Bay Banks will not and Virginia BanCorp will not, and Bay Banks and Virginia BanCorp shall cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course, fail to use reasonable efforts to preserve intact its assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, make any capital expenditure in excess of $100,000 or take any action reasonably likely to have an adverse effect upon its ability to perform any of its material obligations under this Agreement.

(b) Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights or agree to do any of the foregoing, except pursuant to the exercise of options granted by Bay Banks to purchase shares of Bay Banks Common Stock (the “Bay Banks Stock Options”) outstanding as of the date hereof in accordance with their terms as in effect on the date hereof.

(c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its common stock, except, in the case of Virginia BanCorp, for payment of an annual cash dividend, not to exceed $0.07 per share, on Virginia BanCorp Common Stock at times consistent with past practice or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock (or obligations convertible into or exchangeable for any shares of capital stock).

(d) Compensation; Employment Agreements; Etc. (i) Enter into or amend or renew any employment, consulting, compensation, severance or similar agreements or arrangements with any director, officer or employee of it or its Subsidiaries, or (ii) increase the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, any current, former or retired employee, director, or consultant, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any current, former or retired employee, director, or consultant; except (A) normal individual increases in compensation to employees in the ordinary course of business consistent with past practice and (B) individual cash bonus awards in the ordinary course of business consistent with past practice.

(e) Benefit Plans. Except as may be required by applicable law:

(i) establish or amend any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto in respect of any director, consultant, officer or employee;

(ii) take any action to fund or in any way secure the payment of compensation or benefits under any Compensation and Benefit Plans;

(iii) enter into any collective-bargaining agreement;

(iv) enter, amend, modify, alter, terminate or change any third-party vendor or service agreement related to any Compensation and Benefit Plan; or

(v) grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, phantom or restricted stock unit awards or any other Rights.

(f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.

(g) Acquisitions. Except in the ordinary course of its business, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

(h) Governing Documents. Except as contemplated in Sections 2.01(d) and 3.01(c), amend its Articles of Incorporation or Bylaws or similar governing documents of any Subsidiary.

(i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable law, GAAP or its Regulatory Authorities.

(j) Contracts. Except in the ordinary course of business consistent with past practice, enter into, terminate or waive any material provisions of any material contract within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or amend or modify any of its existing material contracts.

(k) Claims. Except in the ordinary course of business consistent with past practice (including the commencement or settlement of foreclosure actions in the ordinary course of business), settle any claim, action or proceeding that involves more than $25,000 or consent to any equitable remedy.

(l) Adverse Actions. Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code or any action that is intended to or is reasonably likely to result in any of the conditions to the Merger set forth in Article VIII not being satisfied, be a material violation of any provision of this Agreement or (1) materially delay the consummation of; or (2) affect the ability of any party to consummate the transactions contemplated hereby.

(m) Risk Management. Except as required by applicable law or regulation, or by formal or informal agreements entered into with Regulatory Authorities, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to materially follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank of Atlanta, borrowings from the Federal Reserve Bank of Richmond discount window, sales of certificates of deposit and entering into repurchase agreements).

(o) Loans. (i) Make, renew or amend any loan or extension of credit (A) in an amount in excess of $2,500,000, (B) that involves a participation or similar multi-lender arrangement, (C) that would cause the level of commercial real estate loans as a percentage of total risk-based capital to exceed the level of such loans as a percentage of total risk-based capital as of September 30, 2016 or (D) that is outside the ordinary course of business or (ii) purchase any loan or extension of credit in an amount in excess of $500,000 individually or $1,000,000 in the aggregate in any calendar month.

(p) New Lines of Business. Enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any Regulatory Authority.

(q) Investments. Make any equity investment either by purchase of stock or other equity securities or securities convertible into an equity security or contributions to capital.

(r) Investment Portfolio. Restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.

(s) Tax Returns. File or amend any Tax Return other than in the ordinary course of business, make any significant change in any method of Tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any Tax election or settle or compromise any Tax liability.

(t) Regulatory Actions. Take any action that would materially impede or materially delay the ability of the Parties to obtain any necessary approvals of any Regulatory Authority or Governmental Authority required for the transactions contemplated hereby.

(u) Board Size. Take any action to increase the size of its board of directors to a greater number of directors than serve on such board of directors on the date hereof.

(v) Commitments. Agree, commit, or adopt any resolutions to do any of the foregoing.

ARTICLE VI

Representations and Warranties

6.01. Disclosure Schedules. On or prior to the date hereof, Virginia BanCorp has delivered to Bay Banks a schedule (the “Virginia BanCorp Disclosure Schedule”) and Bay Banks has delivered to Virginia BanCorp a schedule (the “Bay Banks Disclosure Schedule,” and collectively, the “Disclosure Schedules”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 6.03 or 6.04 or to one or more of its covenants contained in Article V; provided, that (a) no such item is required to be set forth in the Disclosure Schedules as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard set forth in Section 6.02, and (b) the mere inclusion of an item in the Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the party making the representation. Subject to Section 10.10, all of Bay Banks’s representations, warranties and covenants contained in this Agreement are qualified by reference to the correspondingly numbered section of the Bay Banks Disclosure Schedule, all of Virginia BanCorp’s representations, warranties and covenants contained in this Agreement are qualified by reference to the correspondingly numbered section of the Virginia BanCorp Disclosure Schedule and none thereof shall be deemed to be untrue or breached as a result of effects arising from actions taken in compliance with a written request or consent of the other party. Each representation, warranty and covenant of Bay Banks and Virginia BanCorp shall refer to it and its subsidiaries unless the context clearly dictates that it not refer also to subsidiaries.

6.02. Standard. Except for the representations in Sections 6.03(b), 6.03(c), 6.03(e), 6.04(b), 6.04(c), 6.04(e), and with respect to each party, clause (b) of Exhibit C (each of which shall be true in all material respects), no representation or warranty of Bay Banks or Virginia BanCorp contained in Section 6.03 or 6.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 6.03 or 6.04 has had or is reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “knowledge” shall mean (i) with respect to Virginia BanCorp, personal knowledge, after due inquiry, of C. Frank Scott, III or James A. Wilson, Jr. and (ii) with respect to Bay Banks, personal knowledge, after due inquiry, of Randal R. Greene, Deborah M. Evans or Douglas F. Jenkins, Jr.

6.03. Representations and Warranties of Bay Banks. Subject to Sections 6.01 and 6.02 and except as Previously Disclosed, Bay Banks hereby represents and warrants to Virginia BanCorp:

(a) Mutual Representations. As set forth in Exhibit C.

(b) Organization and Standing. It is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. It is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True, complete and correct copies of the Bay Banks Certificate and Bay Banks Bylaws have been made available to Virginia BanCorp.

(c) Subsidiary Bank Formation. Bank of Lancaster (i) is duly formed under the laws of Virginia, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The Articles of Incorporation and Bylaws of Bank of Lancaster, copies of which have previously been made available to Virginia BanCorp are true, complete and correct copies of such documents as of the date of this Agreement.

(d) Insured Deposit Accounts. The deposit accounts of Bank of Lancaster are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(e) Capitalization. The authorized capital stock of Bay Banks consists of (i) ten million (10,000,000) shares of Bay Banks Common Stock, of which (A) 4,774,856 shares are outstanding, (B) 196,305 shares are subject to outstanding Bay Banks Stock Options and (C) 342,000 shares are reserved for issuance pursuant to the Bay Banks 2013 Stock Incentive Plan, and (ii) two million (2,000,000) shares of preferred stock, par value $5.00 per share, none of which is outstanding.

Other than the Bay Banks Stock Options, Bay Banks does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character or any Rights calling for the purchase or issuance of any shares of Bay Banks Common Stock, Bay Banks preferred stock or any other equity securities of Bay Banks or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Bay Banks Common Stock, Bay Banks preferred stock or other equity securities of Bay Banks or any of its Subsidiaries.

As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Bay Banks having the right to vote on any matters on which its shareholders may vote are issued or outstanding.

The outstanding shares of Bay Banks Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(f) Bank Subsidiary Shares. All of the issued and outstanding shares of capital stock of Bank of Lancaster are owned by Bay Banks and free and clear of any material Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

Bank of Lancaster does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character or any Rights calling for the purchase or issuance of any shares of its capital stock or any securities representing the right to purchase or otherwise receive any shares of its capital stock.

(g) Corporate Authority. Subject to receipt of the requisite approval of this Agreement (including the Plan of Merger) by the holders of sixty percent (60%) or more of the outstanding shares of its common stock entitled to vote thereon, the execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Bay Banks. Assuming due authorization, execution and delivery by all parties, this Agreement is a valid and legally binding obligation of Bay Banks enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(h) No Brokers. No action has been taken by Bay Banks that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except for a Previously Disclosed fee to be paid to FIG Partners LLC.

(i) Financial Statements. Bay Banks has made available to Virginia BanCorp (a) its audited consolidated balance sheets (including related notes and schedules) as of December 31, 2015, and December 31, 2014, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the two fiscal years ended December 31, 2015 and 2014, and (b) the unaudited consolidated balance sheets and income statements of Bay Banks as of, and with respect to the six months ended June 30, 2016 (the “Bay Banks Financial Statements”). The Bay Banks Financial Statements (i) have been prepared from, and are in accordance with the books and records of Bay Banks, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Bay Banks for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Bay Banks have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Dixon Hughes Goodman, LLP has served as independent registered public accountant for Bay Banks for 2015 and 2014; such firm has not resigned or been dismissed as independent public accountants of Bay Banks as a result of or in connection with any disagreements with Bay Banks on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Bay Banks has no material liability of any nature whatsoever (whether absolute, accrued, contingent, or otherwise and whether due or to become due) required under GAAP to be set forth on a balance sheet or in the notes thereto, except for (i) those liabilities that are reflected or reserved against on the Bay Banks Financial Statements (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2016, including, without limitation, all letters of credit and unfunded loan commitments or credit lines, or (iii) liabilities incurred since June 30, 2016, in connection with this Agreement and the transactions contemplated hereby.

Neither Bay Banks nor Bank of Lancaster or any director, officer, auditor, accountant or representative of Bay Banks or Bank of Lancaster has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Bay Banks or Bank of Lancaster or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Bay Banks or Bank of Lancaster has engaged in questionable accounting or auditing practices, and no attorney representing Bay Banks or Bank of Lancaster, whether or not employed by Bay Banks or Bank of Lancaster, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to the Bay Banks Board or any committee thereof or to any director or officer of Bank of Lancaster.

Bay Banks has accurately accounted for each loan participation interest that it has sold as a sale under Topic 860 Amendment to the Accounting Standards Update No. 2009-16 (formerly FASB Statement No. 166, “Accounting for Transfers of Financial Assets”).

(j) SEC Reports. Bay Banks has previously made available to Virginia BanCorp (including by making certain items publicly available on the SEC’s EDGAR filing system) accurate and complete copies of the SEC Documents, and no such SEC Document, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all SEC Documents filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Bay Banks has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the SEC Documents.

(k) Opinion. Before the execution of this Agreement, the Bay Banks Board has received an opinion from FIG Partners LLC to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair to the common shareholders of Bay Banks from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

6.04 Representations and Warranties of Virginia BanCorp. Subject to Sections 6.01 and 6.02 and except as Previously Disclosed, Virginia BanCorp hereby represents and warrants to Bay Banks:

(a) Mutual Representations. As set forth in Exhibit C.

(b) Organization and Standing. It is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. It is duly registered as a bank holding company under the BHC Act. True, complete and correct copies of the Virginia BanCorp Certificate and Virginia BanCorp Bylaws have been made available to Bay Banks.

(c) Subsidiary Bank Formation. Virginia Commonwealth Bank (i) is duly formed under the laws of Virginia, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The Articles of Incorporation and Bylaws of Virginia Commonwealth Bank, copies of which have previously been made available to Bay Banks are true, complete and correct copies of such documents as of the date of this Agreement.

(d) Insured Deposit Accounts. The deposit accounts of Virginia Commonwealth Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(e) Capitalization. The authorized capital stock of Virginia BanCorp consists of ten million (10,000,000) shares of Virginia BanCorp Common Stock, of which 3,893,376 shares are outstanding and seven hundred fifty thousand (750,000) shares of preferred stock, no par value, none of which is outstanding.

Virginia BanCorp does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements or any Rights of any character calling for the purchase or issuance of any shares of Virginia BanCorp Common Stock, Virginia BanCorp preferred stock or any other equity securities of Virginia BanCorp or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Virginia BanCorp Common Stock, Virginia BanCorp preferred stock or other equity securities of Virginia BanCorp or any of its Subsidiaries.

As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Virginia BanCorp having the right to vote on any matters on which its shareholders may vote are issued or outstanding.

The outstanding shares of Virginia BanCorp Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(f) Bank Subsidiary Shares. All of the issued and outstanding shares of capital stock of Virginia Commonwealth Bank are owned by Virginia BanCorp and free and clear of any material Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

Virginia Commonwealth Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character or any Rights calling for the purchase or issuance of any shares of its capital stock or any securities representing the right to purchase or otherwise receive any shares of its capital stock.

(g) Corporate Authority. Subject to receipt of the requisite approval of this Agreement (including the Plan of Merger) by the holders of more than two-thirds of the outstanding shares of its common stock entitled to vote thereon, the execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Virginia BanCorp. Assuming due authorization, execution and delivery by all parties, this Agreement is a valid and legally binding obligation of Virginia BanCorp enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(h) No Brokers. No action has been taken by Virginia BanCorp that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except for a Previously Disclosed fee to be paid to Performance Trust Capital Partners, LLC.

(i) Financial Statements. Virginia BanCorp has made available to Bay Banks (a) its audited consolidated balance sheets (including related notes and schedules) as of December 31, 2015, and December 31, 2014, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the two fiscal years ended December 31, 2015 and 2014, and (b) the unaudited consolidated balance sheets and income statements of Virginia BanCorp as of, and with respect to the six months ended June 30, 2016 (the “Virginia BanCorp Financial Statements”). The Virginia BanCorp Financial Statements (i) have been prepared from, and are in accordance with the books and records of Virginia BanCorp, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Virginia BanCorp for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Virginia BanCorp have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Yount, Hyde & Barbour, P.C. has served as independent auditors for Virginia BanCorp for 2015 and 2014; such firm has not resigned or been dismissed as independent auditors of Virginia BanCorp as a result of or in connection with any disagreements with Virginia BanCorp on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Virginia BanCorp has no material liability of any nature whatsoever (whether absolute, accrued, contingent, or otherwise and whether due or to become due) required under GAAP to be set forth on a balance sheet or in the notes thereto, except for (i) those liabilities that are reflected or reserved against on the Virginia BanCorp Financial Statements (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2016, including, without limitation, all letters of credit and unfunded loan commitments or credit lines, or (iii) liabilities incurred since June 30, 2016, in connection with this Agreement and the transactions contemplated hereby.

Neither Virginia BanCorp nor Virginia Commonwealth Bank or any director, officer, auditor, accountant or representative of Virginia BanCorp or Virginia Commonwealth Bank has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Virginia BanCorp or Virginia Commonwealth Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Virginia BanCorp or Virginia Commonwealth Bank has engaged in questionable accounting or auditing practices, and no attorney representing Virginia BanCorp or Virginia Commonwealth Bank, whether or not employed by Virginia BanCorp or Virginia Commonwealth Bank, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to the Virginia BanCorp Board or any committee thereof or to any director or officer of Virginia Commonwealth Bank.

Virginia BanCorp has accurately accounted for each loan participation interest that it has sold as a sale under Topic 860 Amendment to the Accounting Standards Update No. 2009-16 (formerly FASB Statement No. 166, “Accounting for Transfers of Financial Assets”).

(j) Opinion. Before the execution of this Agreement, the Virginia BanCorp Board has received an opinion from Performance Trust Capital Partners, LLC to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the common shareholders of Virginia BanCorp from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

ARTICLE VII

Covenants

7.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Bay Banks and Virginia BanCorp agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

7.02 Shareholder Approvals.

(a) Bay Banks agrees to take, in accordance with applicable law and the Bay Banks Certificate and the Bay Banks Bylaws, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Bay Banks’s shareholders for consummation of the Merger (the “Bay Banks Meeting”), as promptly as practicable after the Registration Statement is declared effective. The Bay Banks Board will unanimously recommend that the Bay Banks shareholders approve the Agreement and the transactions contemplated hereby, provided that the Bay Banks Board may fail to make such a recommendation, or withdraw, modify or change any such recommendation, if the Bay Banks Board, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would be reasonably likely to constitute a breach of the fiduciary duties of the members of the Bay Banks Board under applicable law.

(b) Virginia BanCorp agrees to take, in accordance with applicable law and the Virginia BanCorp Certificate and the Virginia BanCorp Bylaws, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Virginia BanCorp’s shareholders for consummation of the Merger (the “Virginia BanCorp Meeting”), as promptly as practicable after the Registration Statement is declared effective. The Virginia BanCorp Board will unanimously recommend that the Virginia BanCorp shareholders approve the Agreement and the transactions contemplated hereby, provided that the Virginia BanCorp Board may fail to make such a recommendation, or withdraw, modify or change any such recommendation, if the Virginia BanCorp Board, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would be reasonably likely to constitute a breach of the fiduciary duties of the members of the Virginia BanCorp Board under applicable law.

7.03 Registration Statement.

(a) Bay Banks agrees to prepare a registration statement on Form S-4 (the “Registration Statement”) to be filed by Bay Banks with the SEC in connection with the issuance of Bay Banks Common Stock in the Merger including the prospectus of Bay Banks and proxy solicitation materials of Virginia BanCorp and Bay Banks constituting a part thereof (the “Proxy Statement”) and all related documents. Bay Banks and Virginia BanCorp agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other parties and their counsel and accountants in the preparation of the Registration Statement and the Proxy Statement. Bay Banks agrees to file the Registration Statement (including the Proxy Statement in preliminary form) with the SEC as promptly as reasonably practicable. Each of parties agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Bay Banks also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Each of Virginia BanCorp and Bay Banks agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors and shareholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy Statement or any other statement, filing, notice or application made by or on behalf of Bay Banks to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Virginia BanCorp shall have the right to review and consult with Bay Banks and approve the form of, and any characterization of such information included in, the Registration Statement prior to its being filed with the SEC.

(b) Each of Bay Banks and Virginia BanCorp agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Bay Banks Meeting or Virginia BanCorp Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Bay Banks and Virginia BanCorp further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

(c) Bay Banks agrees to advise Virginia BanCorp promptly after Bay Banks receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Bay Banks Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

7.04 Press Releases. Each of Virginia BanCorp and Bay Banks agrees that it will not, without the prior approval of the other parties, file any material pursuant to SEC Rules 165 or 425, or issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation.

7.05 Access; Information.

(a) Each of Bay Banks and Virginia BanCorp agrees that upon reasonable notice it shall afford the other party and the other party’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records, Tax Returns, work papers of independent auditors, properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party all other information concerning its business, properties and personnel as the other may reasonably request. Neither Virginia BanCorp or its Subsidiaries nor Bay Banks or its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of Virginia BanCorp, Bay Banks or their respective Subsidiaries, as the case may be, or contravene any applicable law or regulation.

(b) Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Agreement (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the Merger and the other transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Agreement (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party that furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(c) During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

7.06 Acquisition Proposals.

(a) Bay Banks agrees that it shall not, and shall cause its Subsidiaries and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with any person relating to, any Acquisition Proposal. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Virginia BanCorp with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Bay Banks will inform Virginia BanCorp promptly of all relevant details of any inquiries or contacts by third parties relating to the possible disposition of the business or the capital stock of Bay Banks or any merger, change or control or other business combination involving Bay Banks. Notwithstanding the foregoing, if, at any time the Bay Banks Board determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties under applicable law, Bay Banks, in response to a written Acquisition Proposal that was unsolicited after the date of this Agreement or that did not otherwise result from a breach of this Section 7.06, may furnish non-public information with respect to Bay Banks to the Person who made such Acquisition Proposal and participate in negotiations regarding such Acquisition Proposal.

(b) Virginia BanCorp agrees that it shall not, and shall cause its Subsidiaries and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with any person relating to, any Acquisition Proposal. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Bay Banks with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Virginia BanCorp will inform Bay Banks promptly of all relevant details of any inquiries or contacts by third parties relating to the possible disposition of the business or the capital stock of Virginia BanCorp or any merger, change or control or other business combination involving Virginia BanCorp. Notwithstanding the foregoing, if, at any time the Virginia BanCorp Board determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties under applicable law, Virginia BanCorp, in response to a written Acquisition Proposal that was unsolicited after the date of this Agreement or that did not otherwise result from a breach of this Section 7.06, may furnish non-public information with respect to Virginia BanCorp to the Person who made such Acquisition Proposal and participate in negotiations regarding such Acquisition Proposal.

7.07 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination,” or other anti-takeover laws and regulations of any state including Article 14.1 of the VSCA (collectively, “Takeover Laws”) and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law, as now or hereafter in effect.

7.08 Regulatory Applications.

(a) Bay Banks, Virginia BanCorp and their respective Subsidiaries shall cooperate and use their reasonable best efforts (i) to prepare within 60 days of the date of this Agreement all documentation and to effect all filings with Regulatory Authorities and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and (ii) to obtain all permits, consents, approvals and authorizations of all third parties, Regulatory Authorities and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each Party shall use its reasonable efforts to resolve objections, if any, which may be asserted by a Regulatory Authority or a Governmental Authority with respect to the Merger under any applicable law, regulation or decree, including agreeing to divest any assets, deposits, lines of business or branches; provided, that Bay Banks shall not be required to agree to any condition or take any action if such agreements or the taking of such action is reasonably likely to result in a condition or restriction having an effect of the type referred to in Section 8.01(b). Each of Virginia BanCorp and Bay Banks shall have the right to review in advance all material written information submitted to any third party, Regulatory Authority or Governmental Authority in connection with the transactions contemplated by this Agreement. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties, Regulatory Authorities and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other party upon receiving any communication from a Regulatory Authority or a Governmental Authority the consent or approval of which is required for the consummation of the Merger and the other transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any required consent or approval from a Regulatory Authority or a Governmental Authority will not be obtained or that the receipt of such consent or approval may be materially delayed (a “Regulatory Communication”). Upon the receipt of a Regulatory Communication, Bay Banks shall, to the extent permitted by applicable law (i) promptly advise Virginia BanCorp,

(ii) provide Virginia BanCorp with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Regulatory or Governmental Authority with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof, and (iii) provide Virginia BanCorp with the opportunity to participate in any meetings or substantive telephone conversations that Bay Banks may have from time to time with any Regulatory Authority or Governmental Authority with respect to the transactions contemplated by this Agreement.

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Regulatory Authority or Governmental Authority.

7.09 Indemnification.

(a) Following the Effective Date, Bay Banks shall indemnify, defend and hold harmless the present directors and officers of Virginia BanCorp and its Subsidiaries (for purposes of this Section 7.09(a), each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time to the fullest extent that Virginia BanCorp was permitted or required to indemnify (and advance expenses to) its directors and officers under the laws of the Commonwealth of Virginia, the Virginia BanCorp Certificate, the Virginia BanCorp Bylaws and any agreement or Virginia BanCorp Board resolutions adopted or in effect prior to the Effective Time; provided that any determination required to be made with respect to whether an officer’s, director’s or employee’s conduct complies with the standards set forth under Virginia law, the Virginia BanCorp Certificate, the Virginia BanCorp Bylaws and any agreement shall be made by independent counsel (which shall not be counsel that provides material services to Bay Banks) selected by Bay Banks and reasonably acceptable to such officer or director. The fees and expenses of such independent legal counsel shall be paid for by Bay Banks.

For a period of six (6) years from the Effective Time, Bay Banks shall use its reasonable best efforts to provide that portion of director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Virginia BanCorp or any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Virginia BanCorp; provided, that in no event shall Bay Banks be required to expend more than 300% of the current amount expended by Virginia BanCorp (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; provided, further, that if Bay Banks is unable to maintain or obtain the insurance called for by this Section 7.09(b), Bay Banks shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of Virginia BanCorp or any Subsidiary may be required to make application and provide customary representations and warranties to Bay Banks’s insurance carrier for the purpose of obtaining such insurance.

(b) For purposes of this Section 7.09 in the event any claim is asserted within the six year period after the Effective Time, all such rights in respect of any such claim shall continue until disposition thereof and the Indemnified Party shall be entitled to advancement of expenses within five business days following receipt of any such claim involving such Indemnified Party.

(c) Any Indemnified Party wishing to claim indemnification under Section 7.09(a) upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Bay Banks thereof; provided that the failure so to notify shall not affect the obligations of Bay Banks under Section 7.09(a) unless and to the extent that Bay Banks is actually prejudiced as a result of such failure.

(d) The provisions of this Section 7.09(i) shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by agreement or otherwise.

7.10 Benefit Plans.

(a) At and during the remainder of the calendar year in which the Effective Date occurs Bay Banks shall maintain the group health insurance, group term life insurance and group term disability insurance plans in effect prior to the Effective Date, respectively, for employees of Bay Banks and its Subsidiaries and for Virginia BanCorp and its Subsidiaries. Beginning with the first calendar year that begins after the Effective Time, with respect to the provision of welfare benefits, any such benefits will be provided under a single plan or substantially similar (as between similarly situated employees and their dependents of Bay Banks, Virginia BanCorp and their Subsidiaries) plans, with respect to each type of group welfare benefit offered by Bay Banks.

(b) All employees of Virginia BanCorp and its Subsidiaries shall receive credit for years of service with Virginia BanCorp and its Subsidiaries prior to the Effective Date for purposes of eligibility and vesting, but not for purposes of benefit accrual or allocation of contributions, under Bay Banks’s employee benefit plans to the extent such employees participate in such employee benefit plans, except as required by law and except with respect to any vacation or paid time off accrual. All employees of BayBanks and its

Subsidiaries shall receive credit for years of service with BayBanks and its Subsidiaries prior to the Effective Date for purposes of eligibility and vesting, but not for purposes of benefit accrual or allocation of contributions, under employee benefit plans maintained by Virginia BanCorp prior to the Effective Date that are maintained by Bay Banks after the Effective Date to the extent such employees participate in such plans, except as required by law and except with respect to any vacation or paid time off accrual.

(c) Bay Banks and Virginia BanCorp agree to offer early retirement benefits to any employee that has 30 or more years of service with Bay Banks or Virginia BanCorp and their Subsidiaries, such that any employee of Bay Banks or Virginia BanCorp and their Subsidiaries who retires in connection with the Merger during the period between the date hereof and six (6) months after the Effective Date, other than a termination by Bank Bays or Virginia BanCorp for cause, shall receive (i) a severance payment equal to twelve (12) weeks of base pay (at the rate in effect on the retirement date) and (ii) a monthly employer subsidy in the amount of such employee’s COBRA premium payments, for the employee only, for a period of two years following such retirement date, or such shorter period during which such employee is eligible for COBRA.

(d) Bay Banks agrees that each employee of Virginia BanCorp or Bay Banks and their Subsidiaries who is involuntarily terminated in connection with the Merger during the period between the date hereof and six (6) months after the Effective Date, other than a termination by Bank Bays or Virginia BanCorp for cause, shall receive a severance payment equal to one week of base pay (at the rate in effect on the termination date) for each year of service (with credit for partial years of service) with a minimum payment equal to two weeks and a maximum equal to twelve (12) weeks of base pay.

(e) Prior to the Effective Time, Virginia BanCorp and its Subsidiaries shall take all action and adopt all amendments required by law to maintain the tax-qualified status, and to avoid the existence of any prohibited transaction as of the Effective Time, of the employee stock ownership plan (“Virginia BanCorp ESOP”) and the 401(k) plan (“Virginia BanCorp 401(k) Plan”) maintained for the benefit of their employees. Such action shall include, without limitation, taking such steps as required so that any vote of shares held in the Virginia BanCorp ESOP prior to the Effective Time is carried out in accordance with the terms of the Virginia BanCorp ESOP and applicable law.

(f) At and immediately following the Effective Time, Bay Banks shall maintain for the benefit of employees of Virginia BanCorp and its Subsidiaries the Virginia BanCorp ESOP and the Virginia BanCorp 401(k) Plan. Prior to the Effective Time, Bay Banks and Virginia BanCorp shall take all steps necessary to facilitate assumption by Bay Banks of outstanding Virginia BanCorp ESOP stock acquisition notes, pledge agreements and related agreements.

(g) As of the date hereof, Bay Banks has entered into employment agreements, which will become effective as of the respective dates set forth therein, with the individuals named in Section 7.10(g) of the Bay Banks Disclosure Schedule (for employees on the date hereof of Bay Banks and its Subsidiaries) and the Virginia BanCorp Disclosure Schedule (for employees on the date hereof of Virginia BanCorp and its Subsidiaries), which forms of agreement have been made available to Virginia BanCorp.

(h) Nothing in this Section 7.10 shall be interpreted as preventing Bay Banks, from and after the Effective Time, from amending, modifying or terminating any Compensation and Benefit Plans maintained prior to the Effective Time by Virginia BanCorp and its Subsidiaries or Bay Banks and its Subsidiaries, in accordance with their terms, respectively, and with applicable law.

7.11 Notification of Certain Matters. Each of Virginia BanCorp and Bay Banks shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, not taking into account the standard set forth in Section 6.02.

7.12 Compliance with Laws. Bay Banks, Virginia BanCorp and their Subsidiaries shall comply in all material respects with all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to them or to their employees and will not take any action after the Effective Time, including the Bank Merger, that would cause the Merger to fail to qualify as a reorganization, within the meaning of Section 368(a) of the Code.

7.13 Retention Bonus Pool. The parties will establish a retention bonus pool of not more than $50,000 in the aggregate for Bay Banks and Virginia BanCorp that will be dedicated to certain employees designated by the parties for purposes of retaining such employees prior to and after the Effective Time.

ARTICLE VIII

Conditions to Consummation of the Merger

8.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to consummate the Merger is subject to the fulfillment prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement and any other matters required to be approved by Virginia BanCorp’s shareholders and Bay Banks’s shareholders for consummation of the Merger shall have been duly approved by the requisite vote of their respective shareholders.

(b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements applicable either before or after the Effective Time which the Bay Banks Board reasonably determines in good faith would have a Material Adverse Effect on Bay Banks and its Subsidiaries taken as a whole taking into account the consummation of the Merger in making such determination.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

8.02 Conditions to Obligation of Bay Banks. The obligation of Bay Banks to consummate the Merger is also subject to the fulfillment prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Virginia BanCorp set forth in this Agreement shall be true and correct, subject to the standard set forth in Section 6.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Bay Banks shall have received a certificate, dated the Effective Date, signed on behalf of Virginia BanCorp by its Chief Executive Officer to such effect.

(b) Performance of Obligations. Virginia BanCorp shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Bay Banks shall have received a certificate, dated the Effective Date, signed on behalf of Virginia BanCorp by its Chief Executive Officer to such effect.

(c) Opinion of Bay Banks’s Counsel. Bay Banks shall have received an opinion of Williams Mullen, counsel to Bay Banks, in form and substance reasonably satisfactory to Bay Banks, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a “reorganization” within the meaning of Section 368 of the Code. In rendering its opinion, Williams Mullen may require and rely upon representations contained in letters from Bay Banks, officers and employees of Bay Banks, and others, reasonably satisfactory in form and substance to it.

(d) Support Agreement. All of the directors of Virginia BanCorp and Virginia Commonwealth Bank in office as of the date of execution of this Agreement shall have, concurrently with the execution of this Agreement, entered into a Support Agreement in substantially the form attached hereto as Exhibit D.

(e) Noncompetition Agreement. All of the directors of Virginia BanCorp and Virginia Commonwealth Bank in office as of the date of execution of this Agreement shall have, concurrently with the execution of this Agreement, entered into a Noncompetition Agreement substantially in the form attached hereto as Exhibit E.

8.03 Conditions to Obligation of Virginia BanCorp. The obligation of Virginia BanCorp to consummate the Merger is also subject to the fulfillment or written waiver by Virginia BanCorp prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Bay Banks set forth in this Agreement shall be true and correct, subject to the standard set forth in Section 6.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Virginia BanCorp shall have received a certificate, dated the Effective Date, signed on behalf of Bay Banks by its Chief Executive Officer to such effect.

(b) Performance of Obligations. Bay Banks shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Virginia BanCorp shall have received a certificate, dated the Effective Date, signed on behalf of Bay Banks by its Chief Executive Officer to such effect.

(c) Opinion of Virginia BanCorp’s Counsel. Virginia BanCorp shall have received an opinion of LeClairRyan, A Professional Corporation, counsel to Virginia BanCorp, in form and substance reasonably satisfactory to Virginia BanCorp, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated as a “reorganization” within the meaning of Section 368 of the Code and (ii) except to the extent of any cash in lieu of fractional share interests in Bay Banks Common Stock, no gain or loss will be recognized by any of the holders of Virginia BanCorp Common Stock in the Merger. In rendering its opinion, LeClairRyan, A Professional Corporation, may require and rely upon representations contained in letters from Virginia BanCorp, officers and employees of Virginia BanCorp and others, reasonably satisfactory in form and substance to it.

(d) Support Agreement. All of the directors of Bay Banks and Bank of Lancaster in office as of the date of execution of this Agreement shall have, concurrently with the execution of this Agreement, entered into a Support Agreement in substantially the form attached hereto as Exhibit D.

(e) Noncompetition Agreement. All of the directors of Bay Banks and Bank of Lancaster in office as of the date of execution of this Agreement shall have, concurrently with the execution of this Agreement, entered into a Noncompetition Agreement substantially in the form attached hereto as Exhibit E.

ARTICLE IX

Termination

9.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual written consent of Virginia BanCorp and Bay Banks, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) Breach. At any time prior to the Effective Time, by Virginia BanCorp or Bay Banks (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if its Board of Directors determines that there is: (i) a breach by the other party of any representation or warranty of such party contained herein (subject to the standard set forth in Section 6.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a material breach by the other party of any of the covenants or agreements of such party contained herein, which material breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

(c) Delay. At any time prior to the Effective Time, by Virginia BanCorp or Bay Banks, if the Merger is not consummated by September 30, 2017, unless the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 9.01(c).

(d) Failure of Virginia BanCorp Conditions. By Virginia BanCorp (provided that it is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions in Section 8.03 have not been satisfied by Bay Banks within five business days after satisfaction of the last condition in Section 8.01 to be satisfied (and cannot be, or have not been, cured by Bay Banks within 30 days after the giving of written notice of such failure) and have not been waived by Virginia BanCorp.

(e) Failure of Bay Banks Conditions. By Bay Banks (provided that Bay Banks is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions in Section 8.02 have not been satisfied by Virginia BanCorp within five business days after satisfaction of the last condition in Section 8.01 to be satisfied (and cannot be, or have not been, cured by Virginia BanCorp within 30 days after the giving of written notice of such failure) and have not been waived by Bay Banks.

(f) No Approval. By Bay Banks or Virginia BanCorp, if (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) any shareholder approval required by Section 8.01(a) herein is not obtained at the Bay Banks Meeting (or any adjournment thereof) or the Virginia BanCorp Meeting (or any adjournment thereof).

(g) Failure to Recommend, Etc.

(i) At any time prior to the Bay Banks Meeting, by Virginia BanCorp if the Bay Banks Board shall have failed to make its recommendation referred to in Section 7.02(a), withdrawn such recommendation or modified or changed such recommendation in a manner reasonably likely to lead to the Bay Banks shareholders not approving the Merger at the Bay Banks Meeting.

(ii) At any time prior to the Virginia BanCorp Meeting by Bay Banks if the Virginia BanCorp Board shall have failed to make its recommendation referred to in Section 7.02(b), withdrawn such recommendation or modified or changed such recommendation in a manner reasonably likely to lead to the Virginia BanCorp shareholders not approving the Merger at the Virginia BanCorp Meeting.

(h) Superior Proposal. (i) By Bay Banks, at any time prior to the Bay Banks Meeting, in order to concurrently enter into an agreement with respect to a Superior Proposal (as defined herein); provided, that (i) this Agreement may be terminated by Bay Banks pursuant to this Section 9.01(h) only after the fifth business day following Virginia BanCorp’s receipt of written notice from Bay Banks advising Virginia BanCorp that Bay Banks is prepared to enter into an agreement with respect to a Superior Proposal and only if, during such five business day period, Virginia BanCorp does not make an offer to Bay Banks that the Bay Banks Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal and (ii) Bay Banks pays the Fee specified in Section 9.03.

(ii) By Virginia BanCorp, at any time prior to the Virginia BanCorp Meeting, in order to concurrently enter into an agreement with respect to a Superior Proposal; provided, that (i) this Agreement may be terminated by Virginia BanCorp pursuant to this Section 9.01(h) only after the fifth business day following Bay Banks’s receipt of written notice from Virginia BanCorp advising Bay Banks that Virginia BanCorp is prepared to enter into an agreement with respect to a Superior Proposal and only if, during such five business day period, Bay Banks does not make an offer to Virginia BanCorp that the Virginia BanCorp Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal and (ii) Virginia BanCorp pays the Fee specified in Section 9.03.

(iii) For purposes of this Agreement, a “Superior Proposal” means an unsolicited Acquisition Proposal that was received and considered by Bay Banks or Virginia

BanCorp, as the case may be, in compliance with Section 7.06, that the Bay Banks Board or Virginia BanCorp Board, as the case may be, concludes in good faith, after consultation with its financial and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and including the terms and conditions of this Agreement (as it may be proposed to be amended by Bay Banks or Virginia BanCorp, as applicable) (A) is more favorable to the shareholders of Bay Banks or Virginia BanCorp, as the case may be, from a financial point of view, than the transactions contemplated by this Agreement and (B) is reasonably capable of being completed on the terms proposed.

9.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) if Bay Banks rightfully terminates this Agreement on account of a breach by Virginia BanCorp, Virginia BanCorp shall reimburse Bay Banks for all out of pocket expenses incurred by Bay Banks or its affiliates related to the Merger and incurred after July 1, 2016, not to exceed $250,000, (ii) if Virginia BanCorp rightfully terminates this Agreement on account of a breach by Bay Banks, Bay Banks shall reimburse Virginia BanCorp for all out of pocket expenses incurred by Virginia BanCorp or its affiliates related to the Merger and incurred after July 1, 2016, not to exceed $250,000, and (iii) as provided in Section 9.03, in which case the remedies in this Section 9.02 and Section 9.03 shall be the exclusive remedies. This Section 9.02 does not relieve a breaching party from liability for any willful breach of this Agreement. Sections 7.03(b), 7.05(b), 9.02, 9.03, 10.05, 10.06, 10.07, 10.08, 10.09, 10.10 and 10.11 shall survive any termination of this Agreement. To avoid any confusion, if the parties rightfully terminate this Agreement on account of the failure of the shareholders of both Bay Banks and Virginia BanCorp to approve the Merger, each party shall bear its own expenses in accordance with this Agreement.

9.03 Fees and Expenses.

(a) In the event that, (i) this Agreement shall be terminated by Bay Banks pursuant to Section 9.01(h)(i), then Bay Banks shall pay Virginia BanCorp promptly (but in no event later than two business days after the date of termination of this Agreement by Bay Banks) a fee of $1,100,000 (the “Fee”) and shall reimburse Virginia BanCorp for all out of pocket expenses incurred by Virginia BanCorp or its affiliates related to the Merger and incurred after July 1, 2016, not to exceed $250,000, which amounts shall be payable in immediately available funds or (ii) this Agreement is terminated pursuant to Section 9.01(g)(i), then on the date of such termination, Bay Banks shall reimburse Virginia BanCorp for all out of pocket expenses incurred by Virginia BanCorp or its affiliates related to the Merger and incurred after July 1, 2016, not to exceed $250,000, and if prior to that date that is 12 months after such termination, Bay Banks or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated (regardless of whether such Acquisition Proposal is consummated before or after termination of this Agreement), then Bay Banks shall pay Virginia BanCorp the Fee on the earlier of such date of execution or consummation, which amount shall be payable in immediately available funds. For the purposes of this Section 9.03, “Acquisition Agreement”

shall mean any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other similar agreement constituting or related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal. For purposes of this Section 9.03, the term “Acquisition Proposal” shall have the meaning set forth in the definition of “Acquisition Proposal” in Section 1.01 except that the references to “24.99%” shall be deemed to be references to “51%.” In no event shall Bay Banks be required to pay the Fee on more than one occasion.

In the event that Bay Banks shall fail to pay the Fee and other amounts due hereunder when due, then Bay Banks shall pay the Fee and such amounts plus the costs and expenses actually incurred by Virginia BanCorp or its affiliates (including, without limitation, fees and expenses of counsel) in connection with the collection of such amounts and the enforcement of this Section 9.03, together with interest on such unpaid amounts and costs and expenses, commencing on the date that the Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank’s Base Rate plus 2.00%.

(b) In the event that, (i) this Agreement shall be terminated by Virginia BanCorp pursuant to Section 9.01(h)(ii), then Virginia BanCorp shall pay Bay Banks promptly (but in no event later than two business days after the date of termination of this Agreement by Virginia BanCorp) the Fee and shall reimburse Bay Banks for all out of pocket expenses incurred by Bay Banks or its affiliates related to the Merger and incurred after July 1, 2016, not to exceed $250,000, which amounts shall be payable in immediately available funds or (ii) this Agreement is terminated pursuant to Section 9.01(g)(ii), then on the date of such termination, Virginia BanCorp shall reimburse Bay Banks for all out of pocket expenses incurred by Bay Banks or its affiliates related to the Merger and incurred after July 1, 2016, not to exceed $250,000, and if prior to that date that is 12 months after such termination, Virginia BanCorp or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated (regardless of whether such Acquisition Proposal is consummated before or after termination of this Agreement), then Virginia BanCorp shall pay Bay Banks the Fee on the earlier of such date of execution or consummation, which amount shall be payable in immediately available funds. In no event shall Virginia BanCorp be required to pay the Fee on more than one occasion.

In the event that Virginia BanCorp shall fail to pay the Fee and other amounts due hereunder when due, then Virginia BanCorp shall pay the Fee and such amounts plus the costs and expenses actually incurred by Bay Banks or its affiliates (including, without limitation, fees and expenses of counsel) in connection with the collection of such amounts and the enforcement of this Section 9.03, together with interest on such unpaid amounts and costs and expenses, commencing on the date that the Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank’s Base Rate plus 2.00%.

ARTICLE X

Miscellaneous

10.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Articles II, III, IV, Sections 7.09, 7.13, and this Article X and those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, all of which shall survive the Effective Time).

10.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Bay Banks Meeting or the Virginia BanCorp Meeting, this Agreement may not be amended if it would violate the VSCA or any regulatory approval required to consummate the transactions contemplated hereby.

10.03 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but, except by operation of law, shall not be assigned by any party without the prior written consent of the other parties.

10.04 Counterparts; Execution by Electronic Means. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. The reproduction of signatures by means of facsimile device or other electronic means shall be treated as though such reproductions are executed originals.

10.05 Governing Law; Venue; Jury Trial Waiver. This Agreement shall be governed by, and interpreted in accordance with, the laws of Virginia applicable to contracts made and to be performed entirely within Virginia (except to the extent that mandatory provisions of federal law are applicable). All actions and proceedings arising out of or relating to this Agreement or its subject matter shall be heard and determined exclusively in any state or federal court sitting within the boundaries of the United States District Court for the Eastern District of Virginia. EACH PARTY IRREVOCABLY CONSENTS TO AND SUBMITS TO (A) THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE ABOVE-NAMED VENUE, AND (B) IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT BY WAY OF MOTION, DEFENSE, OR OTHERWISE, IN ANY LEGAL PROCEEDING, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE LEGAL PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE LEGAL PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS MAY NOT BE ENFORCED IN OR BY ANY OF THE ABOVE-NAMED COURTS. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR

RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

10.06 Expenses. Subject to the obligations of Bay Banks and Virginia BanCorp set forth in Sections 9.02 and 9.03, Bay Banks will bear all expenses incurred by Bay Banks or their affiliates and Virginia BanCorp will bear all expenses incurred by Virginia BanCorp or its affiliates, in connection with this Agreement and the transactions contemplated hereby, except that printing expenses shall be shared equally between Bay Banks and Virginia BanCorp.

10.07 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, delivered by nationally recognized overnight courier (with delivery confirmation service) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Bay Banks, to:

Bay Banks of Virginia, Inc.

c/o Randal R. Greene

President and Chief Executive Officer

100 S. Main Street

P.O. Box 1869

Kilmarnock, Virginia 22482-1869

With a copy to:

Williams Mullen

200 South 10th Street (23219)

P.O. Box 1320

Richmond, Virginia 23218-1320

Facsimile: (804) 420-6507

ATTN: Wayne A. Whitham, Jr., Esquire

If to Virginia BanCorp, to:

Virginia BanCorp Inc.

c/o C. Frank Scott, III

President and Chief Executive Officer

1965 Wakefield Street

Petersburg, Virginia 23805

With a copy to:

LeClairRyan, A Professional Corporation

919 East Main Street – 24th Floor

Richmond, Virginia 23219

Facsimile: (804) 783-7621

ATTN: Scott H. Richter, Esquire

10.08 Entire Understanding; No Third Party Beneficiaries. This Agreement (including the Disclosure Schedules and Exhibits) and the Confidentiality Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Section 7.09 and the Confidentiality Agreement, which shall inure to the benefit of the Persons referred to in such Section and the Confidentiality Agreement, nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.09 Severability. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any party or Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other parties, Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.10 Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any Section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any other Section to which the relevance of such item is reasonably apparent.

10.11 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Disclosure Schedules, such reference shall be to a Section of, or Exhibit or Disclosure Schedule to, this Agreement unless otherwise indicated. The Disclosure Schedules as well as all other schedules and exhibits to this Agreement shall be deemed to be part of this Agreement and included in any reference to this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires. No provision of this Agreement shall be construed to require Bay Banks, Virginia BanCorp or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation. The parties hereto acknowledge that each party hereto has reviewed, and has had an opportunity to have its counsel review, this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

10.12 Publicity. Virginia BanCorp and Bay Banks each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated hereby. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

[Signature page follows this page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BAY BANKS OF VIRGINIA, INC.

By:	/s/ Randal R. Greene
Randal R. Greene
President and Chief Executive Officer

VIRGINIA BANCORP INC.

By:	/s/ C. Frank Scott, III
C. Frank Scott, III
President and Chief Executive Officer

Signature Page to the Agreement and Plan of Merger

Exhibit A

PLAN OF MERGER

of

BAY BANKS OF VIRGINIA, INC.,

a Virginia corporation

and

VIRGINIA BANCORP INC.,

a Virginia corporation

PURSUANT TO THIS PLAN OF MERGER (this “Plan of Merger”), Virginia BanCorp Inc., a Virginia corporation (“Virginia BanCorp”), shall merge with and into Bay Banks of Virginia, Inc., a Virginia corporation (“Bay Banks”).

ARTICLE 1

TERMS OF THE MERGER

1.01 The Merger. Subject to the terms and conditions of the Agreement and Plan of Merger, dated as of November 2, 2016, by and between Bay Banks and Virginia BanCorp (the “Agreement”), at the Effective Time (as defined below), Virginia BanCorp shall be merged with and into Bay Banks (the “Merger”) in accordance with the provisions of the Virginia Stock Corporation Act (the “VSCA”), and with the effect set forth in Section 13.1-721 of the VSCA. The separate corporate existence of Virginia BanCorp thereupon shall cease, and Bay Banks shall be the surviving corporation in the Merger (the “Surviving Corporation”). The Merger shall become effective on such date and at such time as may be determined in accordance with Section 2.02 of the Agreement, upon the issuance of a certificate of merger by the Virginia State Corporation Commission (the “VSCC”) or at such later time as may be agreed to by Bay Banks and Virginia BanCorp in writing and specified in the articles of merger (the “Effective Time”).

1.02 Name. The name of the Surviving Corporation shall be “Bay Banks of Virginia, Inc.” The main office of the Surviving Corporation shall be the main office of Bay Banks immediately prior to the Effective Time.

1.03 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the Surviving Corporation immediately after the Merger shall be the Articles of Incorporation, as amended, of Bay Banks (the “Bay Banks Certificate”) and the Bylaws, as amended, of Bay Banks (the “Bay Banks Bylaws”) as in effect immediately prior to the Effective Time, and as the Bay Banks Bylaws are to be amended as contemplated by Section 2.01(d) of the Agreement.

1.04 Directors. The persons that will serve as directors of Bay Banks as of the Effective Time as contemplated by Section 2.01(d) of the Agreement, together with such additional persons as may thereafter be appointed, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bay Banks Certificate and Bay Banks Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director.

1.05 Effect of the Merger. At the Effective Time, the Merger will have the effect set forth in Section 13.1-721 of the VSCA. At the Effective Time, the separate corporate existence of Virginia BanCorp shall cease and the corporate existence of Bay Banks, as the Surviving Corporation, shall continue unaffected and unimpaired by the Merger.

10.6 Defined Terms. Capitalized terms used and not defined herein and defined in the Agreement shall have the meaning ascribed to them in the Agreement.

ARTICLE 2

MERGER CONSIDERATION; EXCHANGE PROCEDURES

2.01 Conversion of Shares. Subject to this Article 2, at the Effective Time, by virtue of the Merger and without any action on the part of Bay Banks, Virginia BanCorp or the holder any of the shares thereof:

(a) Virginia BanCorp Common Stock. Other than Dissenting Shares (as defined in Section 2.04), each share of Virginia BanCorp Common Stock that is issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, be converted into the right to receive 1.178 shares (the “Exchange Ratio”) of Bay Banks Common Stock (the Exchange Ratio, together with any cash in lieu of fractional shares of Bay Banks Common Stock to be paid pursuant to Section 2.02(h), is hereinafter referred to as, the “Merger Consideration”).

(b) Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Virginia BanCorp Common Stock shall cease to be, and shall have no rights as, shareholders of Virginia BanCorp, other than to receive the Merger Consideration and any dividend or other distribution with respect to such Virginia BanCorp Common Stock with a record date occurring prior to the Effective Time and the consideration provided under this Section 2.01. After the Effective Time, there shall be no transfers on the stock transfer books of Virginia BanCorp or the Surviving Corporation of shares of Virginia BanCorp Common Stock.

2.02 Exchange Procedures.

(a) Bay Banks shall appoint the Exchange Agent for the purpose of exchanging certificates representing shares of Virginia BanCorp Common Stock for the Merger Consideration. At or prior to the Effective Time, Bay Banks shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates formerly representing shares of Virginia BanCorp Common Stock (“Old Certificates”) and holders of non-certificated shares of Virginia BanCorp Common Stock (“Book-Entry Shares”), for exchange in accordance with this Section 2.02, (i) certificates representing shares of Bay Banks Common Stock or non-certificated shares of Bay Banks Common Stock (collectively, “New Certificates”) and (ii) an amount of cash necessary for payments required by Section 2.02(h) (the “Exchange Fund”). The Exchange Fund will be distributed in accordance with the Exchange Agent’s normal and customary procedures established in connection with merger transactions.

(b) As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Old Certificates or Book-Entry Shares a letter of transmittal (which shall specify that no Person shall have the right to receive the Merger Consideration until they deliver the Old Certificates or Book-Entry Shares, or a lost stock affidavit and indemnity in form reasonably satisfactory to the Exchange Agent, to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates or Book-Entry Shares in exchange for the New Certificates that the holders of the Old Certificates or Book-Entry Shares are entitled to receive pursuant to Section 2.01 and any cash in lieu of fractional shares. Upon proper surrender of an Old Certificate or Book-Entry Shares (or delivery of a lost stock affidavit and indemnity) for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor (i) a New Certificate representing that number of whole shares of Bay Banks Common Stock that such holder has the right to receive pursuant to Section 2.01 and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificates or Book-Entry Shares surrendered pursuant to the provisions of this Section 2.02 and the Old Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled.

(c) Neither the Exchange Agent nor any party hereto shall be liable to any former holder of Virginia BanCorp Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d) No dividends or other distributions with respect to Bay Banks Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate or Book-Entry Shares representing shares of Virginia BanCorp Common Stock converted in the Merger into the right to receive shares of such Bay Banks Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 2.02. After becoming so entitled in accordance with this Section 2.02, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Bay Banks Common Stock such holder had the right to receive upon surrender of the Old Certificates or Book-Entry Shares.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Virginia BanCorp on the business day after the one-year anniversary of the Effective Date shall be paid to Bay Banks. Any shareholders of Virginia BanCorp who have not theretofore complied with this Section 2.02 shall thereafter look only to Bay Banks for payment of the Merger Consideration and unpaid dividends and distributions on Bay Banks Common Stock deliverable in respect of each share of Virginia BanCorp Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(f) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Old Certificate or Book-Entry Shares is registered, it shall be a condition to such payment that (i) either such Old Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Old Certificate or Book-Entry Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(g) If any Old Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Bay Banks, the posting by such person of a bond, in such reasonable amount as Bay Banks may direct, as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Old Certificate, the Merger Consideration to be paid in respect of the shares of Virginia BanCorp Common Stock represented by such Old Certificate.

(h) No Fractional Shares. No fractional shares of Bay Banks Common Stock shall be issued in respect of shares of Virginia BanCorp Common Stock that are to be converted in the Merger into the right to receive the Merger Consideration. All fractional shares of Bay Banks Common Stock that a holder of Virginia BanCorp Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying such fraction by the average of the closing prices of Bay Banks Common Stock quoted on the OTC Markets Group’s OTC Pink Market for the twenty (20) trading days ending on and including the day preceding the Effective Date.

(i) Anti-dilution Provisions. In the event Bay Banks changes (or establishes a record date for changing) the number of shares of common stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, reorganization, recapitalization or similar transaction with respect to the outstanding Bay Banks Common Stock, or establish a record date prior to the Effective Time with respect to any dividend or other distribution in respect of the Bay Banks Common Stock other than a cash dividend consistent with past practice, Bay Banks shall adjust the Merger Consideration proportionately to provide the holders of Virginia BanCorp Common Stock the same economic effect as contemplated by this Agreement prior to such event.

2.03 Withholding Rights. Bay Banks or the Exchange Agent, as the case may be, will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Plan of Merger to any Person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority by or on behalf of Bay Banks or the Exchange Agent, as the case may be, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Bay Banks or the Exchange Agent, as the case may be.

2.04 Appraisal Rights. Shares of Virginia BanCorp Common Stock in respect of which the holders thereof have complied with all requirements for demanding and perfecting appraisal rights as set forth in Article 15 of the VSCA (such shares, “Dissenting Shares” and such holders, “General Dissenting Shareholders”) shall not be converted into or represent the right to receive the consideration provided for in Section 2.01. General Dissenting Shareholders shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of the VSCA. Each share of Virginia BanCorp Common Stock held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under the VSCA shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration provided for in Section 2.01, without any interest thereon.

ARTICLE 3

AMENDMENT; ABANDONMENT

3.01 Amendment. Subject to the terms of the Agreement, this Plan of Merger may be amended by the Boards of Directors of Bay Banks and Virginia BanCorp at any time prior to the Effective Time; provided, however, that any amendment made subsequent to the approval of this Plan of Merger by the shareholders of Bay Banks or Virginia BanCorp shall not:

(a) alter or change the amount or kind of securities, eligible interests, obligations, rights to acquire shares, other securities or eligible interest, cash or other property or rights to be received under this Plan of Merger by holders of shares of Virginia BanCorp;

(b) alter or change any of the other terms or conditions of this Plan of Merger if the change would adversely affect holders of shares of Virginia BanCorp in any material respect; or

(c) alter or change any term of the Articles of Incorporation of the Surviving Corporation, except as permitted by Section 13.1-706 of the VSCA.

3.02 Abandonment. At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Agreement, without further shareholder action in the manner determined by the Boards of Directors of Bay Banks and Virginia BanCorp. Written notice of such abandonment shall be filed with the VSCC prior to the Effective Time.

Exhibit B

AGREEMENT AND PLAN OF MERGER

OF

VIRGINIA COMMONWEALTH BANK

WITH AND INTO

BANK OF LANCASTER

THIS AGREEMENT OF MERGER, dated as of November 2, 2016 (this “Agreement”), is made and entered into by and between Bank of Lancaster, a Virginia chartered bank, and Virginia Commonwealth Bank, a Virginia chartered bank.

WITNESSETH:

WHEREAS, Bank of Lancaster, a bank duly organized and existing under the laws of Virginia with its main office located at 100 S. Main Street, Kilmarnock, VA 22482 (“Bank of Lancaster”), has authorized capital stock consisting of 5,000,000 shares of common stock, par value $5.00 per share, of which 1,140,574 shares of common stock are issued and outstanding as of the date hereof;

WHEREAS, Virginia Commonwealth Bank, a Virginia chartered bank with its main office located at 1965 Wakefield Street, Petersburg, VA 23805 (“Virginia Commonwealth Bank”), has authorized capital stock consisting of 10 shares of common stock, par value $5.00 per share, of which one share of common stock is issued and outstanding as of the date hereof;

WHEREAS, Bay Banks of Virginia, Inc. (“Bay Banks”) is the record and beneficial owner of all of the outstanding shares of stock of Bank of Lancaster;

WHEREAS, Virginia BanCorp Inc. (“Virginia BanCorp”) is the record and beneficial owner of all of the outstanding shares of stock of Virginia Commonwealth Bank;

WHEREAS, Bay Banks and Virginia BanCorp are parties to an Agreement and Plan of Merger, dated as of November 2, 2016 (the “Parent Merger Agreement”), pursuant to which Virginia BanCorp shall merge with and into Bay Banks, a Virginia corporation (the “Parent Merger”), whereby (i) the corporate existence of Virginia BanCorp shall cease and Bay Banks shall continue its corporate existence under the laws of Virginia as the surviving corporation in the Parent Merger and (ii) Virginia Commonwealth Bank and Bank of Lancaster shall become wholly owned subsidiaries of Bay Banks;

WHEREAS, the respective boards of directors of Bank of Lancaster and Virginia Commonwealth Bank, acting pursuant to resolutions duly adopted, and the sole shareholder of each bank has approved, this Agreement and authorized the execution hereof.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

1.	THE MERGER

A.	Merger; Surviving Bank

Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Virginia Commonwealth Bank shall be merged with and into Bank of Lancaster, pursuant to the provisions of, and with the effect provided in Section 13.1-721 of the Virginia Stock Corporation Act (said transaction, the “Merger”) and the corporate existence of Virginia Commonwealth Bank shall cease. Bank of Lancaster shall continue its corporate existence as a Virginia state bank (the “Surviving Bank”). The parties hereto intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

B.	Articles of Incorporation and Bylaws

From and after the Effective Time, the Articles of Incorporation of Bank of Lancaster as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank until thereafter amended in accordance with applicable law; provided that the articles of merger filed with the Virginia State Corporation Commission shall amend (i) Article I of said Articles of Incorporation to read as follows, “The name of the corporation is: Virginia Commonwealth Bank” and (ii) Article V of said Articles of Incorporation to read as follows, “The number of directors shall be fixed by the By-laws. The directors shall be elected at each annual meeting of stockholders to hold office for one year and until their successors are elected and qualified or until the director’s prior death, resignation or removal.”

From and after the Effective Time, the Bylaws of Bank of Lancaster as in effect immediately prior to the Effective Time, as such Bylaws are to be amended as contemplated by Section 3.01(c) of the Parent Merger Agreement, shall be the Bylaws of the Surviving Bank until thereafter amended in accordance with applicable law.

C.	Effective Time of the Merger

The Merger shall become effective at such time and date as are set forth in the certificate of merger issued by the Virginia State Corporation Commission. The date and time of such effectiveness is herein referred to as the “Effective Time.”

D.	Directors

The directors of the Surviving Bank shall be the directors of Bank of Lancaster in office immediately prior to the Effective Time, together with the persons that will be appointed as directors of Bank of Lancaster as of the Effective Time as contemplated by Section 3.01(c) of the Parent Merger Agreement, and together with such additional persons as may thereafter be appointed shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the Articles of Incorporation and Bylaws of Bank of Lancaster, until the earlier of their resignation or removal or otherwise ceasing to be a director.

E.	Treatment of Shares

At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof (a) each share of Virginia Commonwealth Bank common stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and (b) the shares of Bank of Lancaster common stock issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unchanged after the Merger and shall immediately after the Effective Time constitute all of the issued and outstanding capital stock of the Surviving Bank.

2.	CONDITIONS PRECEDENT

The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

A.	Shareholder Approval

The Agreement shall have been ratified and confirmed by the sole shareholder of each of Bank of Lancaster and Virginia Commonwealth Bank at a meeting of each such shareholder or by written consent in lieu of a meeting of shareholders, provided that such action by written consent is authorized under the applicable Articles of Incorporation or Bylaws or otherwise provided by law.

B.	Regulatory Approvals

The parties shall have received all consents, approvals and permissions and the satisfaction of all of the requirements prescribed by law, including, but not limited to, the consents, approvals and permissions of the Board of Governors of the Federal Reserve System and the Virginia State Corporation Commission and all other regulatory authorities which are necessary to the carrying out of the Merger described in this Agreement, and all applicable waiting periods in respect thereof shall have expired.

C.	No Injunctions or Restraints

There shall not be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger.

D.	Parent Merger

The Parent Merger shall have been consummated in accordance with the terms and conditions of the Parent Merger Agreement.

3.	TERMINATION AND AMENDMENT

A.	Termination

Notwithstanding the approval of this Agreement by the shareholders of Bank of Lancaster or Virginia Commonwealth Bank, this Agreement shall terminate forthwith prior to the Effective Time in the event the Parent Merger Agreement is terminated as therein provided. This Agreement also may be terminated by mutual written consent of the parties hereto.

B.	Effect of Termination

In the event of termination of this Agreement as provided in Section 3.A above, this Agreement shall forthwith become void and have no effect, and none of Bank of Lancaster or Virginia Commonwealth Bank, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby.

C.	Amendment

This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

4.	MISCELLANEOUS

A.	Representations and Warranties

Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

B.	Further Assurances

If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Virginia Commonwealth Bank or otherwise carry out the provisions hereof, the proper officers and directors of Virginia Commonwealth Bank, as of the Effective Time, and thereafter the officers of the Surviving Bank acting on behalf of Virginia Commonwealth Bank, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

C.	Nonsurvival of Agreements

None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement as provided in Section 3.A.

D.	Notices

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Bank of Lancaster, to:

Bank of Lancaster

c/o Randal R. Greene

President and Chief Executive Officer

100 S. Main Street

P.O. Box 1869

Kilmarnock, Virginia 22482-1869

With a copy to:

Williams Mullen

200 South 10th Street (23219)

P.O. Box 1320

Richmond, Virginia 23218-1320

Facsimile: (804) 420-6507

ATTN: Wayne A. Whitham, Jr., Esquire

If to Virginia Commonwealth Bank, to:

Virginia Commonwealth Bank

c/o C. Frank Scott, III

President and Chief Executive Officer

1965 Wakefield Street

Petersburg, Virginia 23805

With a copy to:

LeClairRyan, A Professional Corporation

919 East Main Street – 24th Floor

Richmond, Virginia 23219

Facsimile: (804) 783-7621

ATTN: Scott H. Richter, Esquire

E.	Governing Law; Waiver of Jury Trial

This Agreement shall be governed by and construed in accordance with the laws of Virginia without regard to any applicable conflicts of law, except to the extent federal law may be applicable. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

F.	Successors and Assigns

This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights or obligations hereunder may be assigned by any party hereto to any other person without the prior consent in writing of the other party hereto.

G.	Counterparts

This Agreement may be executed in several counterparts (including by facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

H.	Entire Agreement

This Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

I.	Interpretation

The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement.

J.	Specific Performance

The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

K.	Severability

Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any non-material provision or non-material portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be executed by its duly authorized officers, all as of the date first set forth above.

BANK OF LANCASTER

By:
Randal R. Greene
President and Chief Executive Officer

VIRGINIA COMMONWEALTH BANK

By:
C. Frank Scott, III
President and Chief Executive Officer

Exhibit C

ADDITIONAL REPRESENTATIONS AND WARRANTIES

(a) Subsidiaries. It has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary. There are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities. There are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities.

(i) It has Previously Disclosed a list of all equity securities, or similar interests of any Person or any interest in a partnership or joint venture of any kind, other than its Subsidiaries, that it beneficially owns, directly or indirectly, as of the date hereof.

(ii) Each of its Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(b) Corporate Power. It and its Subsidiaries have the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets, has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of required approvals by the shareholders of Bay Banks and Virginia BanCorp, to consummate the transactions contemplated hereby.

(c) Consents and Approvals; No Defaults.

(i) Except for (a) the filing of applications, notices and waiver request as applicable, with the Board of Governors of the Federal Reserve System under the BHC Act, the Federal Reserve Act and the Bank Merger Act and with the Virginia Bureau of Financial Institutions, (b) the filing with the SEC of a registration statement on Form S-4, (c) the filing of articles of merger with the VSCC and the issuance of a certificate of merger in connection with the Merger, (d) the receipt of approval of the shareholders of Bay Banks and Virginia BanCorp, and (e) such filings and approvals as are required to be made under “blue sky” laws, no consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by it or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement or to consummate the Merger. As of the date hereof, it is not aware of any reason why the approvals set forth in Section 8.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.01(b).

(ii) Subject to receipt of the regulatory approvals and expiration of related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or any agreement, indenture or instrument of or any of its subsidiaries (B) constitute a breach or violation of, or a default under its Articles of Incorporation or Bylaws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or any agreement, indenture or instrument.

(d) No Adverse Change. Since June 30, 2016, it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and no event has occurred or circumstance arisen that individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to it.

(e) Litigation. No litigation, claim or other proceeding before any court or Governmental Authority is pending against it or any of its Subsidiaries and, to its knowledge, no such litigation, claim or other proceeding has been threatened.

(f) Regulatory Matters.

(i) Neither it nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (individually, a “Regulatory Authority,” and collectively, the “Regulatory Authorities”).

(ii) Neither it nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(iii) It is not a financial holding company as defined by the Gramm-Leach-Bliley Act of 1999.

(g) Compliance with Laws. It and each of its Subsidiaries:

(i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Consumer Financial Protection Act of 2010, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) is in compliance with the Bank Secrecy Act of 1970 (12 U.S.C. §§1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. PATRIOT Act, including the “Know Your Customer” requirements thereunder, and all regulations issued thereunder, and has properly certified all foreign deposit accounts and has made all necessary Tax withholdings on all of its deposit accounts, has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the Internal Revenue Service (“IRS”) and has timely filed all Suspicious Activity Reports required to be filed by it;

(iii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened; and

(iv) has not received, since December 31, 2012, any notification or communication from any Governmental Authority (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to its knowledge, do any grounds for any of the foregoing exist).

(h) Material Contracts; Defaults. Except for this Agreement, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K, (ii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non-compete or similar provision), (iii) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $25,000 per year (other than any such contracts which are terminable by it or any of its Subsidiaries on 60 days or less notice without any required payment or other conditions, other than the condition of notice), (iv) that relates to the incurrence of indebtedness by it or any of its Subsidiaries (other than deposit liabilities, advances and loans from the Federal Home Loan Bank of Atlanta and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice), (v) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of it or its Subsidiaries, (vi) that involves the purchase or sale of assets with a purchase price of $50,000 or more in any single case or $100,000 or more in all such cases (other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice) or (vii) that is with respect to, or otherwise commits it or any of its Subsidiaries to do, any of the foregoing. Neither it nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(i) Employee Benefit Plans.

(i) It has Previously Disclosed a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee, current or former consultant or current or former director of it or any of its Subsidiaries participates or to which any such employees, consultants or directors is a party. Neither it nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan except to the extent required by this Agreement to maintain tax-qualified status.

(ii) The written terms of each Compensation and Benefit Plan comply in all material respects, and each Compensation and Benefit Plan has been operated and administered in all material respects, in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS or the Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter. It is not aware of any circumstances which could adversely affect such qualification or which are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no material pending or threatened legal action, suit or claim relating to its Compensation and Benefit Plans other than routine claims for benefits. Neither it nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject it or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii) Each Compensation and Benefit Plan is in writing. With respect to each Compensation and Benefit Plan, it has delivered the following: (1) all documents embodying such Compensation and Benefit Plan and any related trust; (2) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (3) the three most recent annual actuarial valuations, if any, (4) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, (5) all IRS or Department of Labor (“DOL”) determination, opinion, notification, and advisory letters, (6) all material correspondence to or from any Governmental Authority sent or received in the last three years, including filings relating to any amnesty, voluntary compliance, self-correction or similar program sponsored by the IRS, DOL, Pension Benefit Guaranty Corporation (“PBGC”) or other Governmental Authority, (6) all discrimination and top-heavy tests for the most recent three plan years for each Pension Plan, (7) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreement, group annuity contracts, and group insurance contracts, (8) any documentation relating to outstanding loans with respect to any Compensation and Benefit Plan, including, without limitation, loans with respect to an employee stock ownership plan and participant loans, and (xi) all fidelity bond and fiduciary liability insurance policies.

(iv) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with it under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code. Neither it, any of its Subsidiaries nor any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to Bay Banks’s knowledge and Virginia BanCorp’s knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of Bay Banks and Virginia BanCorp, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any Compensation and Benefit Plan. Under each Pension Plan and ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Pension Plan or ERISA Affiliate Plan), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Pension Plan or ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

(v) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which it or any of its Subsidiaries is a party have been timely made or have been reflected on its financial statements. Neither any Pension Plan nor any ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. Neither it, any of its Subsidiaries nor any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

(vi) Neither it nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder and there has been no communication to Employees by it or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits except as described in this Agreement.

(vii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any employee, consultant or director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(viii) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither it nor any of its respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(ix) Neither it nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any Compensation and Benefit Plan that is an operational failure or documentary failure under Section 409A of the Code or that would reasonably be expected to subject it or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code.

(j) Labor Matters. Neither it nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to its knowledge, threatened, nor is it aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(k) Takeover Laws. It has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws applicable to Bay Banks.

(l) Environmental Matters. To its knowledge, neither the conduct nor operation by it or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to its knowledge no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To its knowledge, neither it nor any of its Subsidiaries has received any notice from any person or entity that it or its Subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property.

(m) Tax Matters. All Tax Returns that are required to be filed by or with respect to it and its Subsidiaries have been timely filed (taking into account all applicable extensions), and all Taxes shown to be due on such Tax Returns have been paid in full, other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on Bay Banks’s consolidated financial statements as of December 31, 2015. All assessments for Taxes due with respect to completed and settled examinations or any concluded litigations have been fully paid. There are no disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes upon it or any of its Subsidiaries. Neither it nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. As of the date hereof, neither it nor any of its Subsidiaries has any knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(n) Risk Management Instruments. Neither it nor any of its Subsidiaries is a party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for its own account, or for the account of a Subsidiary or customers.

(o) Books and Records. The books and records of it and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly reflect the substance of events and transactions included therein.

(p) Insurance. It Previously Disclosed all of the insurance policies, binders, or bonds maintained by it or its Subsidiaries. It and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect. Neither it nor any of its Subsidiaries is in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(q) The Bay Banks Disclosure Schedule or Virginia BanCorp Disclosure Schedule, as applicable, sets forth, with respect to such entity or its Subsidiaries (a) a list of each personal property lease involving annual payments in excess of $2,500 to which it or a Subsidiary is a party and (b) a list of each parcel of real property leased by it together with the current annual rent (each, a “Property Lease”). Each Property Lease is valid and binding and is in full force and effect. It or its Subsidiaries as applicable have performed, in all material respects, all obligations required to be performed by it to date under each Property Lease. It and its Subsidiaries are not in material default under any Property Lease.

(r) Securitizations. It is not a party to any agreement securitizing any of its assets.

(s) Reorganization; Approvals. As of the date of this Agreement, it is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and knows of no reason why all regulatory approvals from any governmental entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

(t) Disaster Recovery and Business Continuity. It has developed and implemented a contingency planning program to evaluate the impact of significant events that may adversely affect its customers, assets, or employees. To the best of its knowledge, such program ensures that it can recover its mission critical functions, and complying with the requirements of the Federal Financial Institutions Examination Council and the FDIC.

(u) Loan Portfolio.

The Bay Banks Disclosure Schedule or Virginia BanCorp Disclosure Schedule, as applicable, sets forth, as of June 30, 2016, with respect to its bank Subsidiary (i) the aggregate outstanding principal amount of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to it (collectively, “Loans”), other than “nonaccrual” Loans, (ii) the aggregate outstanding principal amount of all “nonaccrual” Loans, (iii) a summary of all Loans designated as of such date by it as “Special Mention”, “Substandard”, “Doubtful”, “Loss” or words of similar import by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loans and (iv) each asset of it that is classified as “Other Real Estate Owned” and the book value thereof.

To its knowledge, each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, (iii) where required by applicable law, has been based on an appraisal that has been provided to it and (iv) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally subject to general principles of equity, which would in certain circumstances limit or delay enforceability of the obligor). All Loans originated by it, and all such Loans purchased by it, were made or purchased in accordance with customary lending standards. All such Loans (and any related guarantees) and payments due thereunder are, and on the closing of the Merger will be, free and clear of any Lien, and it has complied in all material respects, and on the closing of the Merger will have complied in all material respects, with all laws and regulations relating to such Loans.

(v) Intellectual Property. It owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted, and all license fees in connection with its Intellectual Property have been paid. Its use of any Intellectual Property does not, to its knowledge, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which it acquired the right to use any Intellectual Property. To its knowledge, no person is challenging, infringing on or otherwise violating its right with respect to any Intellectual Property. It has not received any notice of any pending claim with respect to any Intellectual Property and, to its knowledge no Intellectual Property is being used or enforced in a manner that would result in its abandonment, cancellation or unenforceability. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

Exhibit D

SUPPORT AGREEMENT

This Agreement, made as of this 2nd day of November, 2016, by and among Bay Banks of Virginia, Inc., a Virginia corporation (“Bay Banks”), Virginia BanCorp Inc., a Virginia corporation (“Virginia BanCorp”) and the shareholder of [Bay Banks] [Virginia BanCorp] identified on the signature page hereto in such Shareholder’s capacity as a shareholder of [Bay Banks] [Virginia BanCorp] (the “Shareholder”).

WHEREAS, Bay Banks and Virginia BanCorp have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) pursuant to which all of the outstanding shares of Virginia BanCorp Common Stock will be exchanged for shares of Bay Banks Common Stock in accordance with the terms of the Merger Agreement; and

WHEREAS, the Shareholder owns or possesses the sole right to vote or direct the voting of, the number of shares of [Bay Banks] [Virginia BanCorp] Common Stock set forth on the signature page hereto (the “Covered Shares”); and

WHEREAS, the Shareholder owns or possesses the sole power to dispose of or to direct the disposition of the Covered Shares; and

WHEREAS, as a material inducement for Bay Banks and Virginia BanCorp to enter into the Merger Agreement and consummate the transactions contemplated thereby, the Shareholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Representations and Warranties of Shareholder. The Shareholder represents and warrants to Bay Banks and Virginia BanCorp as follows: That he/she is now, and at all times until the Effective Time of the Merger will be, the sole owner, of record or beneficially, or possesses and will possess the sole right to vote or direct the voting of all of the Covered Shares, and possesses or will possess the sole power to dispose of or direct the disposition of all of Covered Shares. The Shareholder has, and through the Effective Time will continue to have, the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, all of the Covered Shares. The Shareholder has full right, power and authority to enter into, deliver and perform this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, and is enforceable in accordance with its terms.

2. Covenants of Shareholder. (a) The Shareholder agrees that he/she shall cause the Covered Shares to be present at the [Bay Banks] [Virginia BanCorp] Meeting and at such meeting shall vote, or cause to be voted, the Covered Shares in favor of the Merger Agreement and the transactions contemplated thereby, until this Agreement terminates as provided in Section 2(e), unless in accordance with Section 7.02 of the Merger Agreement, the Board of

Directors of [Bay Banks] [Virginia BanCorp] has failed to make, withdrawn, modified or otherwise changed (or publicly proposed or resolved to do the foregoing) its recommendation to [Bay Banks] [Virginia BanCorp] shareholders.

(b) The Shareholder agrees that until the termination of this Agreement as provided in Section 2(e), he/she shall not, without the prior written consent of [Virginia BanCorp] [Bay Banks], directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in or otherwise dispose of or encumber any of the Covered Shares, or any options to acquire [Bay Banks][Virginia BanCorp] Common Stock issued and outstanding pursuant to employee or director stock plans of [Bay Banks][Virginia BanCorp], provided that this restriction shall not apply to shares that are hypothecated or as to which a security interest already has been granted as of the date hereof. Notwithstanding the foregoing, in the case of any transfer by operation of law subsequent to the date hereof, this Agreement shall be binding upon and inure to the transferee.

(c) The Shareholder agrees that he/she shall not, and he/she shall not authorize, direct, induce, or encourage any other person, including but not limited to any holder of [Bay Banks] [Virginia BanCorp] Common Stock, or any officer, employee or director of [Bay Banks] [Virginia BanCorp] to, solicit from any third party any inquiries or proposals relating to the disposition of [Bay Banks] [Virginia BanCorp] business or assets or the business or assets of [Bank of Lancaster/Virginia Commonwealth Bank], a Virginia chartered commercial bank and wholly-owned subsidiary of [Bay Banks] [Virginia BanCorp], or the acquisition of [Bay Banks] [Virginia BanCorp] voting securities, or the merger of [Bay Banks] [Virginia BanCorp] with any person other than [Bay Banks] [Virginia BanCorp], or except as provided in Section 7.06 of the Merger Agreement: (i) provide any such person with information or assistance or negotiate or (ii) conduct any discussions with any such person in furtherance of such inquiries or to obtain a proposal.

(d) The Shareholder agrees that he/she shall not, without the prior written consent of [Virginia BanCorp] [Bay Banks], sell, or offer to sell, or otherwise directly or indirectly sell, transfer or dispose of any Covered Shares.

(e) This Agreement shall terminate upon the earlier to occur of: (a) the termination of the Merger Agreement by either or both of the parties thereto, provided that such termination is not in violation of any provision of the Merger Agreement; or (b) the Effective Time of the Merger.

3. Additional Shares and Options. Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all shares of [Bay Banks] [Virginia BanCorp] Common Stock which the Shareholder currently has the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and all such shares of [Bay Banks] [Virginia BanCorp] Common Stock for which the Shareholder may hereafter acquire the sole right and power to vote and/or dispose of, or to direct the voting or disposition of.

4. Governing Law. This Agreement shall be governed in all respects by the law of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.

D-2

5. Assignment; Successors. This Agreement may not be assigned by the Shareholder without the prior written consent of [Virginia BanCorp] [Bay Banks]. The provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

6. Scope of Agreement. The parties hereto acknowledge and agree that this Agreement shall not confer upon Bay Banks any right or ability to acquire the shares of Virginia BanCorp Common Stock other than in connection with the Merger. The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of the Shareholder in his/her capacity as a director or officer of [Bay Banks] [Virginia BanCorp] but only in his/her capacity as a holder of shares of [Bay Banks] [Virginia BanCorp] Common Stock.

7. Severability. Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

8. Amendment, Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement. No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9. Defined Terms. Capitalized terms used and not defined herein and defined in the Merger Agreement shall have the meaning ascribed to them in the Merger Agreement.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

[Remainder of Page Intentionally Blank; Signatures Follow]

D-3

BAY BANKS OF VIRGINIA, INC.

By:
Randal R. Greene
President and Chief Executive Officer

VIRGINIA BANCORP INC.

By:
C. Frank Scott, III
President and Chief Executive Officer

SHAREHOLDER

Name:

Shares as to which Shareholder has sole:

Voting Power:

Dispositive Power:

Options held by Shareholder:

[Signature Page to Support Agreement]

Exhibit E

DIRECTOR’S NONCOMPETITION AGREEMENT

THIS DIRECTOR’S NONCOMPETITION AGREEMENT (this “Agreement”) is entered into by and between Bay Banks of Virginia, Inc., a Virginia corporation (“Bay Banks”), and the undersigned individual (“Director”). Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement (as defined below).

WHEREAS, Bay Banks and Virginia BanCorp Inc., a Virginia corporation (“Virginia BanCorp”), are parties to an Agreement and Plan of Merger dated as of November 2, 2016, as the same may be amended or supplemented in accordance with its terms (the “Merger Agreement”);

WHEREAS, Director is a director of [Virginia BanCorp or its wholly-owned subsidiary, Virginia Commonwealth Bank] [Bay Banks or its wholly-owned subsidiary, Bank of Lancaster], and has been offered the opportunity to be a member of the Board of Directors of Bay Banks and/or Bank of Lancaster (to be renamed Virginia Commonwealth Bank) following the Effective Date of the Merger (the “Surviving Bank”); and

WHEREAS, as a condition of acceptance of such offer and as an inducement to effect the Merger, Director has agreed to enter into and be bound by this Agreement.

IN CONSIDERATION of the premises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Bay Banks and Director, intending to be legally bound, agree as follows:

1. Contingent on Merger. This Agreement shall become effective at the Effective Time of the Merger. If the Merger Agreement is terminated, then this Agreement shall be void ab initio and of no force or effect.

2. Noncompetition.

(a) Director covenants and agrees that, during the Restricted Period (as defined below), Director shall not (except as required to carry out Director’s assigned duties with Bay Banks or the Surviving Bank, if any): (i) engage in any aspect of the Restricted Business (as defined below) within the Prohibited Territory (as defined below); and/or (ii) as an employee, agent, partner, shareholder, member, investor, director, consultant or otherwise assist others to engage in the Restricted Business within the Prohibited Territory. Notwithstanding the preceding, owning the stock or options to acquire stock totaling less than one percent of the outstanding shares in a public company shall not by itself be considered engaging in, or assisting others to engage in, the “Restricted Business.”

(b) “Restricted Period” means a period of one year following the Effective Time and any period during which Director shall be a member of the Board of Directors of Bay Banks or the Surviving Bank.

(c) “Restricted Business” means the business of providing business banking, personal banking, loan, mortgage and wealth management services and products, and any other business in which Bay Banks or its affiliates are engaged.

(d) “Prohibited Territory” means the areas within a twenty-five (25) mile radius of each office maintained by Bay Banks or its affiliates at any time during the Restricted Period.

3. Noninterference with Customers.

(a) Director covenants and agrees that, during the Restricted Period, Director shall not, directly or indirectly: (i) solicit, encourage or cause any Restricted Customer (as defined below) to obtain any services or products related to the Restricted Business from any entity other than Bay Banks or its Subsidiaries; or (ii) sell or provide to any Restricted Customer any services or products related to the Restricted Business, other than on behalf of and for the benefit of Bay Banks or its Subsidiaries.

(b) “Restricted Customer” means any person or entity that was a customer of [Virginia BanCorp] [Bay Banks] or any of its Subsidiaries at any point during the 90 days preceding the Effective Time or of Bay Banks or any of its Subsidiaries at any time following the Effective Time during the Restricted Period and with whom Director had material contact or communications on behalf of Bay Banks, Virginia BanCorp or any of their affiliates at any time during the two-year period preceding the Effective Time (the “Look-Back Period”) or during the Restricted Period.

4. Noninterference with Employees. Director covenants and agrees that, during the Restricted Period, Director shall not, directly or indirectly: (a) solicit or induce any employee of Bay Banks or its Subsidiaries (each, a “Restricted Employee”) to leave or limit his or her employment relationship with Bay Banks or its Subsidiaries; or (b) hire any Restricted Employee as an employee or engage any Restricted Employee as an independent contractor.

5. Reasonableness and Breach. Director acknowledges that the restrictions herein are fair, reasonable, and necessary for the protection of Bay Banks and its acquisition of Virginia BanCorp and constitute a condition of acceptance of Director’s offer to become a director of Bay Banks and/or the Surviving Bank and a material inducement for Bay Banks to effect the Merger. Therefore, Director agrees not to contest the enforceability of this Agreement in any forum. Director further acknowledges and agrees that a breach of any of such obligations and agreements will result in irreparable harm and continuing damage to Bay Banks for which there will be no adequate remedy at law and further agrees that in the event of any breach of such obligations and agreements, Bay Banks and its successors and assigns will be entitled to injunctive relief and to such other relief as is proper under the circumstances. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business.

6. Judicial Modification. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or incapable of being enforced, then the parties request that such court modify such provision by “blue-penciling” or otherwise in order to render such provision not invalid or incapable of being enforced and then enforce the provision as modified.

7. Severability. The parties further agree that each provision of this Agreement is severable from each other provision of this Agreement. If any clause or provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then the remainder of this Agreement shall not be affected thereby.

8. Assignment. Bay Banks shall have the right to assign or transfer this Agreement to any affiliated entity or any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), and Director irrevocably consents to any such assignment or transfer. In the event of such assignment or transfer, “Bay Banks” shall mean the entity to which this Agreement is so assigned or transferred.

9. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to any conflict-of-law rules.

10. Waiver; Construction. No modification, termination or attempted waiver of any of the provisions of this Agreement shall be binding unless reduced to writing and signed by the parties. This Agreement shall be construed according to a plain reading of its terms and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision in this Agreement.

11. Entire Agreement. This Agreement (including the recitals, which are hereby incorporated by reference) and the Merger Agreement constitute the entire agreement among the parties pertaining to the subject matters contained herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereto sets his or her hand as of the date set forth below.

DIRECTOR

Name:

Date:

BAY BANKS OF VIRGINIA, INC.

By:
Name:	Randal R. Greene
Title:	President and CEO

[Signature Page to Director’s Noncompetition Agreement]

Schedule 2.01(d)

	Class I	Class II	Class III

Term Expires	2017	2018	2019

	Richard A. Farmar, III	Julien G. Patterson	C. Dwight Clarke

	Randal R. Greene		Elizabeth H. Crowther

Provided that each Class I director continues to meet the standards for directors of Bay Banks, Bay Banks intends to re-nominate each of the Class I directors for election by shareholders at the 2017 annual meeting of shareholders for a term that expires in 2020.

Form of Bylaw Amendments to Bylaws of the Surviving Corporation

Effective at the Effective Time, Article III of the Bylaws shall be amended by deleting Sections 2 and 3 thereof in their entirety and substituting therefor the following:

Section 2. Eligibility. Only stockholders may be elected directors. All directors who have been properly nominated and elected by the stockholders shall have the opportunity to serve as a director. Each director agrees that he or she shall tender his or her letter of resignation as a director of the Corporation at the annual meeting of stockholders in the year in which he or she attains the age of 72; provided, however, that the Virginia BanCorp Directors (as defined in the Agreement and Plan of Merger, dated as of November 2, 2016, by and between Bay Banks of Virginia, Inc. and Virginia BanCorp Inc.) shall not be required to tender a letter of resignation at the 2017 annual meeting of stockholders and for the remainder of the term for which such director is elected by shareholders at the 2017 annual meeting of stockholders. Non-compliance with the resignation requirement with respect to attaining the age of 72 set forth in this bylaw shall constitute “cause” for the purposes of a removal of director.

Section 3. Number of Directors. The Board of Directors shall consist of ten (10) members, who shall be divided into three (3) classes with respect to terms of office.

Schedule 3.01(c)

Form of Bylaw Amendments to Bylaws of Bank of Lancaster

Effective at the Effective Time, Article III of the Bylaws shall be amended by deleting Sections 2 and 3 thereof in their entirety and substituting therefor the following:

Section 2. Eligibility. All directors who have been properly nominated and elected by the stockholders shall have the opportunity to serve as a director. Each director agrees that he or she shall tender his or her letter of resignation as a director of the Corporation at the annual meeting of stockholders in the year in which he or she attains the age of 72; provided, however, that the directors of Virginia Commonwealth Bank that are appointed as directors of Bank of Lancaster on the Bank Merger Effective Date (as defined in the Agreement and Plan of Merger, dated as of November 2, 2016, by and between Bay Banks of Virginia, Inc. and Virginia BanCorp Inc.) shall not be required to tender a letter of resignation at the 2017 annual meeting of stockholders and for the remainder of the term for which such director is elected by shareholders at the 2017 annual meeting of stockholders. Non-compliance with the resignation requirement with respect to attaining the age of 72 set forth in this bylaw shall constitute “cause” for the purposes of a removal of director.

Section 3. Election of the Board. The Board of Directors shall consist of between eight (8) and twenty (20) members. The directors shall be elected at each annual meeting of stockholders to hold office for one year and until their successors are elected and qualified or until the director’s prior death, resignation or removal.

Disclosure Schedules

Disclosure Schedules are not filed herewith pursuant to Item 601(b)(2) of Regulation S-K. Bay Banks of Virginia, Inc. will furnish a copy of any omitted schedule or similar attachment to the United States Securities and Exchange Commission upon request.